Form 10-K, Exhibit 13
period 2000-12-31
FLAG FINANCIAL CORP
filed 2001-04-02
CIK 897509

FLAG Financial Corporation


                       2 0 0 0  A N N U A L  R E P O R T

                                Corporate Profile
                           FLAG Financial Corporation

                MISSION STATEMENT
           Our mission is to be a
diversified provider of financial
   services, creating the respect
     that maximizes value for our
     customers, our shareholders,
            our employees and our
                     communities.

                 VISION STATEMENT
       We will make FLAG the most
      respected financial service
        provider in our industry.

     FLAG Financial Corporation is a bank holding company whose wholly owned subsidiary is FLAG Bank.

     FLAG's franchise consists of 25 offices, including 18 full-service banking offices and 6 mortgage/loan production offices, in 15 counties in Georgia and east Alabama.

     FLAG also provides a broad range of financial products and services designed to meet all the financial needs of its customers. Primarily operating as a community bank, FLAG also provides mortgage, investment, trust and insurance services through FLAG Mortgage, FLAG Investment Services, FLAG Trust Services and FLAG Insurance Services, respectively.

     As of December 31, 2000, total assets of FLAG Financial Corporation were approximately $559 million. Net loans totaled approximately $385 million and deposits were approximately $461 million. Shareholders' equity at the end of 2000 was approximately $55 million. The Company's common stock is traded and quoted on The Nasdaq Stock Market under the symbol "FLAG."

     To accomplish our mission and attain our vision, FLAG is committed to the following core competencies:

-    Proficient  Employee  Base

-    Impeccable  Credit  Quality

-    Impeccable  Low  Cost/High
     Quality  Operations,
     Technology  and  Control

-    Proficient  Sales  and  Quality
     Service  Culture

-    Diversified  Revenue  Sources

-    Value  Added
     Growth/Acquisition  Strategy

-    High  Performance
     Organization

-    Impeccable  Regulatory  and
      Audit  Reviews

                                                               Table of Contents

To  Letter  Shareholders . . . . . . . . . . . . . . . . . . . . . . . . . .  2

Financial  Highlights. . . . . . . . . . . . . . . . . . . . . . . . . . . .  5

Management's  Discussion  and  Analysis of
Financial  Condition  and  Results  of  Operations . . . . . . . . . . . . .  6

Report  of  Independent  Certified  Public  Accountants. . . . . . . . . . .  16

Consolidated  Balance  Sheets. . . . . . . . . . . . . . . . . . . . . . . .  17

Consolidated  Statments  of  Earnings. . . . . . . . . . . . . . . . . . . .  18

Consolidated  Statements  of  Comprehensive  Income. . . . . . . . . . . . .  19

Consolidated Statements of Changes in Stockholders' Equity . . . . . . . . .  20


Consolidated  Statements  of  Cash  Flow . . . . . . . . . . . . . . . . . .  21

Notes  to  Consolidated  Financial  Statements . . . . . . . . . . . . . . .  23

Corporate  Information . . . . . . . . . . . . . . . . . . . . . . . . . . .  43

Board  of  Directors  and  FLAG  Management. . . . . . . . . . . . . . . . .  44

LETTER  TO  SHAREHOLDERS

       It is a pleasure to have this
opportunity to discuss the operating
    results, financial condition and
  business success FLAG accomplished
    this past year, all of which are
 directly related to a dedicated and
          determined team of banking
   professionals. We are also deeply
       grateful to each customer and
    stockholder who has supported us
         with their new and existing
   business and tangible investment.

     The Year 2000 was extraordinary for our company. We entered the year as a multi-bank holding company comprised of three independent bank charters that operated under the "super community bank" philosophy. This business strategy, which was adopted in 1998, provides community bank operating independence with centralized back office support including, but not limited to, all aspects of accounting, internal audit, deposit and loan accounting, and credit related functions. The creation of our FLAG Eagle's Landing Operations Center in 1999 allowed our organization to fully implement the advantages associated with this operating approach. During the year and by strategic design, your Board of Directors and Executive Management determined the best complement to the existing "super community bank" strategy would be a transition to a single bank charter. This alleviated the remaining duplication in our operating structure. This decision, although not completed until year-end, was implemented internally during the first quarter of the year. We believe this was a sound strategy that allowed the Company the necessary time to transition fully to a single bank charter and conclude the year as FLAG Bank with FLAG as our recognizable operating name. We are also convinced the single bank strategy will enhance long-term franchise value due to opportunities related to operating efficiency and allow us to more effectively market FLAG in the various communities we represent. We remain confident in our internal and external growth objectives using this strategy.

     When we began 2000, we were also focused on continuing our efforts to improve the consistency of our earnings and strengthen asset quality. We are pleased to report we have made tremendous strides in both of these areas, as you can see in the following paragraph and in the attached financial analysis. We remain committed to fully achieving our own high expectations in 2001 and beyond. Our lending and credit function has received significant attention in the form of training, management structure, and accountability in the areas of loan origination, loan approval, and credit administration. We have committed significant resources to creating and maintaining superior asset quality. Our core competency of "Impeccable Credit Quality" is a serious matter within our organization that is constantly communicated to each of our lenders and loan support staff. We firmly believe the steps we are taking today are consistent with our commitment in providing value to the customer and will prove rewarding to FLAG in the years ahead.

     From an operating standpoint, FLAG's net income for 2000 was $4,284,000 or $.52 per share, as compared to $1,213,000 or $.15 per share for 1999. Our net interest margin remained strong at 4.99% for.3 2000, compared to 4.90% for 1999. These earnings results relate to a ROA and ROE of .77% and 7.95%, respectively, for 2000 compared to .20% and 2.19%, respectively, for 1999. FLAG's allowance for loan losses as a percentage of net outstanding loans was 1.71% and 1.67% for 2000 and 1999, respectively. FLAG closed the year with total assets of $559,037,000.

     FLAG's consolidated capital position of $55,498,000 remains strong with all ratios well in excess of regulatory requirements. At December 31, 2000, FLAG reported a total risk-based capital ratio of 12.50%, a tier 1 risk-based capital ratio of 11.30%, and a leverage capital ratio of 10.10%. This strong capital position allowed FLAG to reward shareholders with annual dividends of $1,969,000. For complete information regarding financial results, please refer to the section of this report titled "Management's Discussion and Analysis of Financial Condition and Results of Operations".

     During this year, your Board of Directors and Senior Management continued to evaluate the operations of the company to improve revenues, operating efficiencies and the business strategy. We took the following steps:

     - Divested of several branches that were not strategically located to complement the FLAG organization as currently designed.

     - Reached agreements to sell portions of the mortgage and mortgage-servicing portfolio to allow for continued improvement in the efficiency ratio.

     - Reduced non-interest expense by $2,982,000, primarily due to the reduction of 100 full-time equivalent positions.

     - Secured branch approval authority for our Eagle's Landing, Stockbridge, Georgia and John's Creek, Suwanee, Georgia locations. In addition, we opened a loan production office on St. Simons Island, Georgia to position FLAG to take advantage of each of these rapidly growing communities.

     - Established a Trust and Wealth Management division located in Perry, Georgia while experiencing accelerated growth in FLAG Insurance and FLAG Investment Services.

     - Scheduled and initiated implementation to convert data systems of the former Thomaston Federal Savings Bank subsidiary and the former CB&T branches and merge the databases of the remainder of FLAG.

     - Acquired branch offices in Montezuma, Oglethorpe, Buena Vista and Cusseta, Georgia, all of which are located in the FLAG Middle Georgia Region.

     - Expanded the technology capabilities of FLAG to maximize the investment made over the last number of years and to provide instant account information access and flexibility to customers.

     Each of these achievements were a result of careful planning and execution based on the strategic objectives outlined in the 2001-2003 FLAG Business Plan. This Plan contained both a Mission Statement and Vision Statement centered around the creation of "Respect" as a financial service provider to our customers, shareholders, employees and communities. Furthermore, these achievements were a result of the leadership provided by the Board of Directors and the commitment exemplified by each FLAG employee during this past year.

     We are very optimistic about 2001, and we remain committed to the high ideals associated with community banking and the dedication of providing unparalleled customer service.

     Thank  you  for  your  confidence  and  continued  support.

/s/ JOHN  S.  HOLLE
    JOHN  S.  HOLLE
Chairman  of  the  Board
FLAG  Financial  Corporation


/s/ J.  DANIEL  SPEIGHT
    J.  DANIEL  SPEIGHT
Chief  Executive  Officer
FLAG  Financial  Corporation

                                      FLAG
                              FINANCIAL INFORMATION

FINANCIAL  HIGHLIGHTS

      (In thousands except per share data)    2000       1999      1998      1997      1996
FOR THE YEAR
Net interest income                         $ 24,961    26,490    25,952    23,272    21,189
Provision for loan losses                      3,597     4,656     3,475     1,702     4,566
Non-interest income                           11,962    10,072     9,952     8,578     7,636
Non-interest expense                          27,633    30,615    28,882    22,567    21,053
Income taxes                                   1,409        78       708     2,305       798
Net earnings                                $  4,284     1,213     2,839     5,276     2,409

PER COMMON SHARE
Basic earnings per share                    $    .52       .15       .35       .64       .29
Diluted earnings per share                       .52       .15       .34       .64       .29
Cash dividends declared                          .24       .24       .20       .13       .11
Book value                                  $   6.83      6.43      6.92      6.51      5.93

AT YEAR END
Loans, net                                  $384,661   419,079   424,660   399,725   348,417
Earning assets                               501,046   521,452   568,133   538,008   470,664
Assets                                       559,037   587,870   635,192   595,468   520,472
Deposits                                     461,438   483,987   521,671   485,174   438,292
Stockholders' equity                        $ 55,498    53,197    56,869    53,276    48,489
Common shares outstanding                      8,123     8,273     8,223     8,187     8,182

AVERAGE BALANCES
Loans                                       $405,101   449,689   435,422   374,065   331,095
Earning assets                               510,898   556,577   576,245   496,195   451,072
Assets                                       566,355   617,764   624,487   549,025   494,173
Deposits                                     455,338   496,998   505,337   456,713   412,585
Stockholders' equity                        $ 53,853    55,365    55,337    50,991    47,543
Weighted average shares outstanding            8,210     8,258     8,218     8,182     8,148

KEY PERFORMANCE RATIOS
Return on average assets                         .77%      .20%      .45%      .96%      .49%
Return on average stockholders' equity          7.95%     2.19%     5.13%    10.35%     5.07%
Net interest margin, tax equivalent basis       4.99%     4.90%     4.56%     4.74%     4.68%
Dividend payout ratio                          45.98%   153.50%    49.49%    17.66%    38.83%
Average equity to average assets                9.51%     8.96%     8.86%     9.29%     9.62%

MANAGEMENT'S  DISCUSSION  AND  ANALYSIS  OF  FINANCIAL  CONDITION AND RESULTS OF

OPERATIONS

GENERAL

     FLAG Financial Corporation ("FLAG") is a bank holding company that owns 100 percent of the common stock of FLAG Bank (the "Bank"). During 2000, The Citizens Bank and Thomaston Federal Savings Bank were merged into First Flag Bank. Effective December 31, 2000, First Flag Bank merged into Citizens Bank and the name of the surviving institution was changed to FLAG Bank. The Bank is a full-service, retail oriented bank primarily engaged in retail banking, small business, residential and commercial real estate lending, and mortgage banking.

     The following discussion focuses on significant changes in the financial condition and results of operations of FLAG during the three years ended December 31, 2000. This discussion and the financial information contained herein are presented to assist the reader in understanding and evaluating the financial condition, results of operations, and future prospects of FLAG and should be read as a supplement to and in conjunction with the Consolidated Financial Statements and Related Notes.

CAPITAL  ISSUES

     Effective June 3, 1998, FLAG declared a 3-for-2 stock split. All per share amounts and prices have been restated to reflect this stock split as if it had occurred at the beginning of the earliest period presented.

     During the fourth quarter of 1999, FLAG implemented a stock repurchase program. FLAG repurchased 145,244 shares of its common stock in 2000 and 7,500 shares of its common stock in 1999.

MERGER,  EXPANSION  AND  DISPOSITION  ACTIVITY

     Effective March 30, 1998, FLAG completed the acquisition of Middle Georgia Bankshares, Inc., the parent company of the $129 million Citizens Bank in Vienna, Georgia. FLAG issued approximately 1.5 million shares of its common stock in connection with this acquisition.

     Effective May 8, 1998, FLAG completed the acquisition of Three Rivers Bancshares, Inc., the parent company of the $35 million Bank of Milan in Milan, Georgia. FLAG issued approximately 597,000 shares of its common stock in connection with this acquisition.

     Effective December 11, 1998, FLAG completed the acquisition of Empire Banking Corp., the parent company of the $70 million Empire Banking Company of Homerville, Georgia. FLAG issued approximately 1.1 million shares of its common stock in connection with this acquisition.

     Effective December 31, 1998, FLAG completed the acquisition of the $31 million Brown Bank in Metter, Georgia. FLAG issued approximately 255,000 shares of its common stock in connection with this acquisition.

     Effective August 31, 1999, FLAG acquired, for approximately 1.2 million shares of its common stock, all of the outstanding stock of Thomaston, a $55 million thrift located in Thomaston, Georgia.

     Effective September 30, 1999, FLAG acquired, for approximately 575,000 shares of its common stock, all of the outstanding stock of First Hogansville Bankshares, Inc., the holding company of the $31 million Citizens Bank, located in Hogansville, Georgia.

     Effective September 30, 2000, FLAG sold the loans, deposits and property of its bank branches in Cobbtown, Metter and Statesboro, Georgia.

     Effective September 30, 2000, FLAG sold the loans, deposits and property of its bank branches in Blackshear, Homerville and Waycross, Georgia.

     On December 29, 2000, FLAG acquired certain loans, deposits and property of bank branches in Montezuma, Oglethorpe, Cusseta and Buena Vista, Georgia.

NET  INCOME

     Net  income  was  $4,284,000  in 2000, $1,213,000 in 1999 and $2,839,000 in
1998. The significant increase in net income in 2000 compared to 1999 was due to the gain recognized on the sale of branch locations in 2000 and certain nonrecurring provisions for possible loan losses in 1999, partially offset by losses on the sale of investment securities due to balance sheet restructuring in 2000. In 2000, FLAG recognized a gain on the sale of certain branch locations of approximately $5,080,000. FLAG also recognized a loss on the sale of investment securities in 2000 of $263,000 compared to a gain on investment securities of $1,689,000 in 1999. The net effect of these nonrecurring transactions was to increase net income by approximately $1,939,000 in 2000. The decrease in net income in 1999 compared to 1998 was due to the nonrecurring provisions for possible loan losses recognized in 1999.

NET  INTEREST  INCOME

     Net interest income (the difference between the interest earned on assets and the interest paid on deposits and other interest-bearing liabilities) is the single largest component of FLAG's operating income. The management of net interest income is of most importance in the banking industry. FLAG manages this income source while it controls credit, liquidity, and interest rate risks. Net interest income decreased 5.77% in 2000, from $26.5 million in 1999 to $25.0 million in 2000. Net interest income increased 2.07% in 1999 compared to 1998. Net interest income decreased in 2000 due to the sale of certain branch locations.

     Total interest income decreased 5.62% in 2000 and decreased 3.95% in 1999. Interest expense decreased approximately 5.44% in 2000 and decreased 10.14% in 1999. The interest expense variances from year to year have been primarily influenced by the average balances of interest bearing liabilities (see TABLES 1 & 2).


TABLE  1  -  CONSOLIDATED  AVERAGE  BALANCES,  INTEREST,  AND  RATES  -  TAXABLE EQUIVALENT  BASIS
(DOLLARS  IN  THOUSANDS)

                                                                          YEARS  ENDED  DECEMBER  31,
                                      --------------------------------------------------------------------------------------------
                                                    2000                            1999                         1998
                                      --------------------------------------------------------------------------------------------
                                                   INTEREST   WEIGHTED             INTEREST   WEIGHTED          INTEREST  WEIGHTED
                                       AVERAGE     INCOME/    AVERAGE    AVERAGE   INCOME/    AVERAGE   AVERAGE  INCOME/  AVERAGE
                                       BALANCE     EXPENSE     RATE      BALANCE   EXPENSE     RATE     BALANCE  EXPENSE    RATE
                                      --------------------------------------------------------------------------------------------
ASSETS
Interest-earning assets:
  Loans. . . . . . . . . . . . . . .  $ 405,101     40,014       9.88%  $ 449,689    43,131      9.59%  435,422   43,156     9.91%
  Taxable investment
   securities. . . . . . . . . . . .     84,833      5,471       6.45%     83,485     5,170      6.19%   97,159    5,886     6.06%
  Tax-free investment
   securities. . . . . . . . . . . .     11,180        861       7.70%     11,324       990      8.74%   12,448      947     7.61%
  Interest-bearing deposits
    in other banks . . . . . . . . .      2,718        163       6.00%      6,576       361      5.49%    9,603      459     4.78%
  Federal funds sold                      7,066        409       5.79%      5,503       277      5.03%   21,613    1,046     4.84%
                                      ----------  ---------  ---------  ---------  --------  ---------  -------  -------  --------
Total interest-
     earning assets. . . . . . . . .    510,898     46,918       9.18%    556,577    49,929      8.97%  576,245   51,494     8.94%
Other assets . . . . . . . . . . . .     55,457                            61,187                        48,242
                                      ----------                        ---------                     ---------
    Total assets . . . . . . . . . .  $ 566,355                           617,764                       624,487
                                      ==========                        =========                     =========

LIABILITIES AND STOCKHOLDERS' EQUITY
Interest-bearing liabilities:
  Interest-bearing demand
     Deposits. . . . . . . . . . . .  $  55,803        973       1.74%     59,000       996      1.69%   60,950    1,254     2.06%
  Savings deposits . . . . . . . . .     61,843      1,790       2.89%     70,332     2,069      2.94%   69,440    2,225     3.20%
  Other time deposits. . . . . . . .    284,307     16,237       5.71%    309,484    16,527      5.34%  319,475   18,460     5.78%
  Federal funds purchased. . . . . .      7,990        506       6.33%      4,697       240      5.11%    1,238       60     4.85%
  FHLB advances and
     other borrowings. . . . . . . .     30,349      1,925       6.34%     52,122     2,831      5.43%   56,854    3,221     5.66%
                                      ----------  ---------  ---------  ---------  --------  ---------  -------  -------  --------
     Total interest-
      bearing liabilities. . . . . .    440,292     21,431       4.87%    495,635    22,663      4.57%  507,957   25,220     4.96%
Non-interest bearing
     demand deposits . . . . . . . .     53,385                            58,182                        55,472
Other liabilities. . . . . . . . . .     18,825                             8,582                         6,721
Stockholders' equity . . . . . . . .     53,853                            55,365                        55,337
                                      ----------                        ---------                       -------
     Total liabilities and . . . . .
      stockholders' equity . . . . .  $ 566,355                           617,764                       625,487
                                      ==========                        =========                     =========
Tax-equivalent adjustment. . . . . .                    526                             776                          322
                                                  ---------                        --------                      -------
Net interest income. . . . . . . . .                 24,961                          26,490                       25,952
                                                  =========                        ========                      =======
Interest rate spread . . . . . . . .                             4.31%                           4.40%                       3.97%
Net interest margin  . . . . . . . .                             4.99%                           4.90%                       4.56%
Interest-earning assets/
 interest-bearing liabilities. . . .                              116%                            112%                        113%

CONSOLIDATED  AVERAGE  BALANCES,  INTEREST,  AND  RATES

     Net interest income is determined by the amount of interest-earning assets compared to interest-bearing liabilities and their related yields and costs. The difference between the weighted average interest rates earned on interest-earning assets (i.e., loans and investment securities) and the weighted average interest rates paid on interest-bearing liabilities (i.e., deposits and borrowings) is called the net interest spread. Another measure of the difference in interest income earned versus interest expense paid is net interest margin. Net interest margin is calculated by dividing net interest income (on a tax-equivalent basis) by average earning assets.

     TABLE 1 presents for the three years ended December 31, 2000, average balances of interest-earning assets and interest-bearing liabilities and the weighted average interest rates earned and paid on those balances. In addition, interest rate spreads, net interest margins and the ratio of interest-earning assets versus interest-bearing liabilities for those years are presented. Average interest-earning assets were $510.9 million in 2000 versus $556.6 million in 1999, and $576.2 million in 1998. Average interest-bearing liabilities were $440.3 million in 2000 versus $495.6 million in 1999 and $508.0 million in 1998. The interest rate spread was 4.31% in 2000 versus 4.40% in 1999 and 3.97% in 1998, while the net interest margin was 4.99% in 2000, 4.90% in 1999 and 4.56% in 1998.

     TABLE 2 shows the change in net interest income from 2000 to 1999 and from 1999 to 1998 due to changes in volumes and rates.

TABLE 2 - RATE/VOLUME VARIANCE ANALYSIS - TAXABLE EQUIVALENT BASIS (DOLLARS IN THOUSANDS)

                                                     YEARS  ENDED  DECEMBER  31,
                                       ----------------------------------------------------
                                         2000 COMPARED TO 1999     1999 COMPARED  TO  1998
                                       -------------------------  -------------------------
                                                 RATE/     NET              RATE/     NET
                                        VOLUME   YIELD   CHANGE   VOLUME    YIELD   CHANGE
                                       --------  ------  -------  -------  -------  -------
INTEREST INCOME:
  LOANS . . . . . . . . . . . . . . .  $(4,375)  1,258   (3,117)   1,388   (1,413)     (25)
  TAXABLE INVESTMENT SECURITIES . . .       87     214      301     (847)     131     (716)
  TAX-FREE INVESTMENT SECURITIES. . .      (11)   (118)    (129)     (98)     141       43
  INTEREST-BEARING DEPOSITS IN
    OTHER BANKS . . . . . . . . . . .     (231)     33     (198)    (166)      68      (98)
  FEDERAL FUNDS SOLD. . . . . . . . .       90      42      132     (811)      42     (769)
                                       --------  ------  -------  -------  -------  -------
     TOTAL INTEREST INCOME. . . . . .   (4,440)  1,429   (3,011)    (534)  (1,031)  (1,565)
INTEREST EXPENSE:
  INTEREST BEARING DEMAND DEPOSITS. .      (54)     31      (23)     (40)    (218)    (258)
  SAVINGS DEPOSITS. . . . . . . . . .     (250)    (29)    (279)      29     (185)    (156)
  OTHER TIME DEPOSITS . . . . . . . .   (1,344)  1,054     (290)    (577)  (1,356)  (1,933)
  FEDERAL FUNDS PURCHASED . . . . . .      168      98      266      168       12      180
  FHLB ADVANCES AND OTHER BORROWINGS.   (1,183)    277     (906)    (268)    (121)    (389)
                                       --------  ------  -------  -------  -------  -------
     TOTAL INTEREST EXPENSE. . . . .    (2,663)  1,431   (1,232)    (688)  (1,868)  (2,556)
                                       --------  ------  -------  -------  -------  -------
NET INTEREST INCOME . . . . . . . . .  $(1,777)     (2)  (1,779)     154      837      991
                                       ========  ======  =======  =======  =======  =======

NON-INTEREST  INCOME

     Other income increased to $12.0 million in 2000 from $10.1 million in 1999 and $10.0 million in 1998. The increases in other income in 2000 resulted from gain on the sale of branches, offset by decreases in gains on the sale of investment securities and loans. The increases in other income in 1999 resulted from the increase in gain on the sales of investment securities.

     During 2000, FLAG sold the loans, deposits and property of its bank branches in Cobbtown, Metter and Statesboro, Georgia and recognized a gain on sale of approximately $2,011,000. FLAG also sold the loans, deposits and property of its bank branches in Blackshear, Homerville and Waycross, Georgia and recognized a gain on sale of approximately $3,069,000. Gains on investment securities decreased $1,689,000 in 2000 from 1999 due to losses in the amount of $263,000 on the sale of investment securities which were incurred as a strategy to restructure the investment portfolio to take advantage of a higher interest rate environment. Gain on sale of loans decreased to $895,000 in 2000 versus $2,086,000 in 1999 and $2,429,000 in 1998. This decrease was due in part to a one time gain on the sale of the guaranteed portion of a commercial loan during 1999 in the amount of $382,000, as well as decreased volume in the sale of mortgage loans, servicing released.

     Gain on sales of investment securities increased to $1,148,000 in 1999 versus $273,000 in 1998. The increase in gain on sales of investment securities in 1999 primarily resulted from gains on the sale of the Company's holdings in Towne Services, Inc.

     Fees and service charges on deposits remained stable at approximately $4.5 million in 2000 compared to 1999. Fees and service charges on deposits decreased approximately $800,000 from 1998 to 1999 due to certain nonrecurring fees collected in 1998.

NON-INTEREST  EXPENSES

     Salary and employee benefits decreased to $14.4 million in 2000 from $15.1 million in 1999 and increased from $13.4 million in 1998. This decrease in 2000 was primarily due to reduced salary and employee benefits attributed to the sale of the branch offices during the third quarter of 2000 as well as management's continued emphasis on consolidation and cost containment in an effort to increase the efficiency of our operations. Management also believes consolidation efficiencies will continue to be realized as operations are combined in the current single charter environment. The increases from 1998 to 1999 were primarily due to additional staffing requirements and the use of temporary employees for special projects.

     Occupancy expenses increased to $4.3 million in 2000 from $4.1 million in 1999 and decreased from $4.4 million in 1998. The increase in 2000 occupancy expenses was the result of an increase in depreciation on certain fixtures and equipment. The decrease in 1999 occupancy expense was the result of a decrease in depreciation on certain fixtures and equipment, partially offset by an increase in expenses related to the operations center at Eagle's Landing.

     Other expenses were $9.0 million in 2000 versus $11.4 million in 1999 and $11.0 million in 1998. The decrease in 2000 other expenses was the result of a decrease in operating expenses attributed to the sale of branch offices during the third quarter of 2000, as well as a decrease in data processing, item processing and imaging expenses as a result of bringing these operations in-house. The increase in other operating expenses from 1998 to 1999 was due to certain merger-related expenses.

INVESTMENT  SECURITIES

     The composition of the investment securities portfolio reflects management's strategy of maintaining an appropriate level of liquidity, while providing a relatively stable source of income. The portfolio also provides a balance to interest rate risk and credit risk in other categories of FLAG's balance sheet while providing a vehicle for the investment of available funds, furnishing liquidity, and providing securities to pledge as required collateral for certain deposits.

     Investment securities increased $11.4 million to $100.7 million at December 31, 2000 from $89.3 million at December 31, 1999. At December 31, 2000, all investment securities outstanding were classified as available-for-sale. The overall increase in investments was due to the investment of proceeds received from the sale of the branch locations during 2000. At December 31, 2000, gross unrealized gains in the total portfolio amounted to $477,000 and gross unrealized losses amounted to $1,555,000.

     TABLE 3 reflects the carrying amount of the investment securities portfolio for the past three years.

TABLE  3  -  CARRYING  VALUE  OF  INVESTMENTS
(DOLLARS IN THOUSANDS)
                                                DECEMBER  31,
                                          2000     1999    1998
                                        --------  ------  ------
SECURITIES HELD-TO-MATURITY:
   U.S. TREASURIES AND AGENCIES. . . .  $      -  10,178  11,624
   STATE, COUNTY AND MUNICIPAL . . . .         -   2,997   3,111
   MORTGAGE-BACKED SECURITIES. . . . .         -   2,318   1,127
   COLLATERALIZED MORTGAGE OBLIGATIONS         -     751   1,037

SECURITIES AVAILABLE-FOR-SALE:
  U.S. TREASURIES AND AGENCIES . . . .    22,554  18,877  22,002
  CORPORATE DEBT SECURITIES. . . . . .     2,014       -     999
  STATE, COUNTY AND MUNICIPAL. . . . .    10,652   8,732   9,767
  MORTGAGE-BACKED SECURITIES . . . . .    56,202  22,376  32,541
  TRUST PREFERRED SECURITIES . . . . .     8,811   7,431       -
  COLLATERALIZED MORTGAGE OBLIGATIONS.         -  14,264  11,520
  EQUITY SECURITIES. . . . . . . . . .       489   1,378   3,895
                                        --------  ------  ------
        TOTAL. . . . . . . . . . . . .  $100,722  89,302  97,623
                                        ========  ======  ======

CARRYING  VALUE  OF  INVESTMENTS

     As of December 31, 2000, all of FLAG's investment securities are classified as available-for-sale. FLAG adopted Statement of Financial Accounting Standards No. 133 ("SFAS No. 133"), in 2000 and transferred all of its held-to-maturity investment securities into available-for-sale.

     The December 31, 1999 market value of securities held-to-maturity, as a percentage of amortized cost, was 98%, down from 104% at December 31, 1998. The market value of the securities held-to-maturity will change as interest rates change and such unrealized gains and losses will not flow through the earnings statement unless the related securities become permanently impaired or they are called at prices which differ from the carrying value at the time of the call.

LOANS

     Gross loans receivable decreased by approximately $35.0 million in 2000 to $391.2 million from $426.1 million at December 31, 1999. This decrease was the result of declines in commercial, financial and agricultural loans, installment loans, lease financing loans and real estate construction loans, partially offset by an increase in real estate mortgages. The decrease in loans in 2000 is largely attributable to the sale of the branches. As shown in TABLE 4, real estate mortgage loans increased approximately $10.0 million, commercial, financial and agricultural loans decreased approximately $25.0 million, installment loans decreased approximately $12.0 million, lease financing receivables decreased approximately $2.0 million, and real estate construction loans decreased approximately $6.0 million.

TABLE  4  -  LOAN  PORTFOLIO
(DOLLARS  IN  THOUSANDS)
                                                                       DECEMBER  31,
                           -----------------------------------------------------------------------------------------------------
                                  2000                1999                  1998               1997               1996
                           -----------------------------------------------------------------------------------------------------
                                     PERCENT              PERCENT              PERCENT             PERCENT              PERCENT
                            AMOUNT   OF TOTAL    AMOUNT   OF TOTAL    AMOUNT   OF TOTAL   AMOUNT   OF TOTAL   AMOUNT   OF TOTAL
                           -----------------------------------------------------------------------------------------------------
COMMERCIAL/FINANCIAL
/AGRICULTURAL . . . . . .  $ 92,757      23.7%  $117,728      27.6%  $121,744      28.3%   76,673      18.9%   60,778      20.0%
REAL ESTATE CONSTRUCTION.    37,501       9.6%    43,602      10.2%    31,814       7.4%   13,864       3.4%   10,784       3.5%
REAL ESTATE MORTGAGE. . .   228,508      58.4%   218,920      51.4%   205,753      47.8%  266,837      65.8%  191,478      62.9%
INSTALLMENT LOANS TO
 INDIVIDUALS. . . . . . .    28,767       7.4%    40,620       9.5%    63,869      14.8%   38,679       9.5%   33,744      11.1%
LEASE FINANCINGS. . . . .     3,711       0.9%     5,226       1.2%     7,674       1.8%    9,308       2.3%    7,723       2.5%
                           -----------------------------------------------------------------------------------------------------
     TOTAL LOANS. . . . .   391,244       100%   426,096       100%   430,854       100%  405,361       100%  304,507       100%
LESS:
ALLOWANCE FOR LOAN LOSSES     6,583                7,017                6,194               6,636               6,384
                           ------------------------------------------------------------------------------------------------------
     TOTAL NET LOANS. . .  $384,661              419,079              424,660             399,725             298,123
                           ======================================================================================================

     TABLE 5 represents the expected maturities for commercial, financial, and agricultural loans and real estate construction loans at December 31, 2000. The table also presents the rate structure for these loans that mature after one year.

TABLE  5  -  LOAN  PORTFOLIO  MATURITY
(DOLLARS  IN  THOUSANDS)

                                                                              RATE STRUCTURE FOR LOANS
                                                    MATURITY                   MATURITY OVER ONE YEAR
                            ---------------------------------------------------------------------------------
                                                 OVER ONE YEAR
                            ONE YEAR    THROUGH    OVER FIVE            FLOATING OR ADJUSTABLE  PREDETERMINED
                             OR LESS   FIVE YEARS    YEARS     TOTAL         INTEREST RATE          RATE
                            ---------------------------------------------------------------------------------
COMMERCIAL, FINANCIAL, AND
   AGRICULTURAL. . . . . .  $  49,755      28,860     14,142    92,757                  16,512         26,490
REAL ESTATE - CONSTRUCTION     36,911           0        590    37,501                     590              0
                            ---------------------------------------------------------------------------------
                            $  86,666      28,860     14,732   130,258                  17,102         26,490
                            =================================================================================

PROVISION  AND  ALLOWANCE  FOR  LOAN  LOSSES

     TABLE 6 presents an analysis of activities in the allowance for loan losses for the past five years. An allowance for possible losses is provided through charges to FLAG's earnings in the form of a provision for loan losses. The provision for loan losses was $3,597,000 in 2000, $4,656,000 in 1999 and $3,475,000 in 1998.

     The provision for 2000 included additional provisions in the amount of $1,000,000 made for certain loans retained as a result of the Homerville, Ga. branch sale, as well as an additional provision in the amount of $750,000 made for a large agricultural credit located in southeast Georgia.

     The increase in the provision in 1999 compared to 1998 was due to provisions made for certain lease financing receivables booked prior to 1999, as well as various commercial and agricultural credits. These commercial and agricultural credits included provisions for a large residential construction company as well as for certain timber and agricultural loans. The provision for 1998 was primarily related to a provision in the amount of $2,000,000 directly attributed to Gulf Properties Financial, Inc. (Gulf Properties). FLAG had provided a warehouse line to Gulf Properties with which Gulf Properties would originate loans and sell them to FLAG. During 1998, it was discovered that certain loans would not be collectible. During 1999 and 2000, we continued to pursue collection of Gulf Properties through legal proceedings as well as claims made through our insurance carrier. As a result of these continuing efforts, FLAG collected approximately $2,490,000 during 2000, of which $949,000 had previously been written off.

      Management determines the level of the provision for loan losses based on outstanding loan balances, the levels of non-performing assets, and reviews of assets classified as substandard, doubtful, or loss and larger credits, together with an analysis of historical loss experience, and current economic conditions.

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

     As shown in TABLE 6, the year-end allowance for loan losses decreased to $6.6 million at December 31, 2000, from $7.0 million at December 31, 1999. The allowance for loan losses was $6.2 million at December 31, 1998. The decrease in the allowance at December 31, 2000 was due primarily to the decreased provisions associated with decreased loan balances outstanding and a decrease in non-performing assets. The decrease in net-charge-offs was a result of recoveries attributed to Gulf Properties during 2000. Total charge-offs were $4.5 million in 2000, $4.1 million in 1999, and $3.3 million in 1998. The allowance for loan losses was 1.71% of net outstanding loans at December 31, 2000, versus 1.67% of net outstanding loans at December 31, 1999, and 1.46% of net outstanding loans at December 31, 1998.

     Management believes that the allowance for loan losses is both adequate and appropriate. However, the future level of the allowance for loan losses is highly dependent upon loan growth, loan loss experience, and other factors, which cannot be anticipated with a high degree of certainty.

TABLE  6  -  ANALYSIS  OF  THE  ALLOWANCE  FOR  LOAN  LOSSES
(DOLLARS  IN  THOUSANDS)


                                                                  Years  Ended  December  31,
                                                         -------------------------------------------------
                                                           2000       1999      1998      1997      1996
                                                         ---------  --------  --------  --------  --------
Average net loans . . . . . . . . . . . . . . . . . . .  $405,101   449,689   435,422   374,065   331,589
                                                         ---------  --------  --------  --------  --------
Allowance for loan losses, beginning
  of the period   . . . . . . . . . . . . . . . . . . .     7,017     6,194     5,637     7,051     3,960
Charge-offs for the period:
  Commercial/financial/agricultural . . . . . . . . . .     1,246       722     1,834       328       828
  Real estate construction loans. . . . . . . . . . . .         -         -         -         -        24
  Real estate mortgage loans. . . . . . . . . . . . . .     2,308     1,305       296       242       433
  Installment loans to individuals. . . . . . . . . . .       894     1,007       818       349       309
  Lease financings. . . . . . . . . . . . . . . . . . .         6     1,056       314     2,465         -
                                                         ---------  --------  --------  --------  --------
Total charge-offs . . . . . . . . . . . . . . . . . . .     4,454     4,090     3,262     3,384     1,594
                                                         ---------  --------  --------  --------  --------
Recoveries for the period:
  Commercial/financial/agricultural . . . . . . . . . .        86        46        77         7         -
  Real estate construction loans. . . . . . . . . . . .         -         -         -         -         -
  Real estate mortgage loans. . . . . . . . . . . . . .       964        60        52       106         -
  Installment loans to individuals. . . . . . . . . . .        93       149       165       155       119
  Lease financings. . . . . . . . . . . . . . . . . . .       109         2        50         -         -
                                                         ---------  --------  --------  --------  --------
     Total recoveries . . . . . . . . . . . . . . . . .     1,252       257       344       268       119
                                                         ---------  --------  --------  --------  --------

       Net charge-offs for the period . . . . . . . . .     3,202     3,833     2,918     3,116     1,475
Provision for loan losses . . . . . . . . . . . . . . .     3,597     4,656     3,475     1,702     4,566
Allowance related to assets purchased and sold. . . . .      (829)        -         -         -         -
                                                         ---------  --------  --------  --------  --------
Allowance for loan losses, end of period. . . . . . . .  $  6,583     7,017     6,194     5,637     7,051
                                                         =========  ========  ========  ========  ========
Ratio of allowance for loan losses to total
  net loans outstanding . . . . . . . . . . . . . . . .      1.71%     1.67%     1.46%     1.41%     2.37%
Ratio of net charge-offs during the period to
  average net loans outstanding during the period . . .      0.79%     0.85%     0.67%     0.83%     0.44%

ASSET  QUALITY

     At December 31, 2000, non-performing assets totaled $12.8 million compared to $15.8 million at year-end 1999. The decrease in 2000 is primarily attributed to a decrease in loans on non-accrual, partially offset by an increase in loans past due 90 days and still accruing. As part of the Company's renewed credit culture, a special assets division has been established for the purpose of managing all nonperforming assets. The primary concentration of nonaccrual loans reside with several commercial and agri-business loans. There were no commitments to lend additional funds to customers with loans on nonaccrual at December 31, 2000. TABLE 7 summarizes the non-performing assets for each of the last five years.

TABLE 7 - RISK ELEMENTS
(DOLLARS  IN  THOUSANDS)

                                                            DECEMBER  31,
                                           -------------------------------------------
                                             2000     1999     1998     1997    1996
                                           -------------------------------------------

LOANS ON NONACCRUAL. . . . . . . . . . . . $ 7,144   12,118    7,729   6,501    9,132
LOANS PAST DUE 90 DAYS AND STILL ACCRUING    4,701    2,775      813     701    1,762
OTHER REAL ESTATE OWNED. . . . . . . . . .     992      939    2,251   1,040    1,085
                                           --------  -------  -------  ------  -------
TOTAL NON-PERFORMING ASSETS. . . . . . . . $12,837   15,832   10,793   8,242   11,979
                                           ========  =======  =======  ======  =======
TOTAL NON-PERFORMING LOANS AS A
PERCENTAGE OF NET LOANS. . . . . . . . . .    3.34%    3.78%    2.54%   2.06%    4.02%
                                           ========  =======  =======  ======  =======

RISK  ELEMENTS

     There may be additional loans within FLAG's loan portfolio that may become classified as conditions may dictate; however, management was not aware of any such loans that are material in amount at December 31, 2000. At December 31, 2000, management was unaware of any known trends, events, or uncertainties that will have, or that are reasonably likely to have a material effect on the Bank's or FLAG's liquidity, capital resources, or operations.

DEPOSITS  AND  BORROWINGS

     Total deposits decreased approximately $22.2 million during 2000, totaling $461.4 million at December 31, 2000 versus $483.6 million at December 31, 1999. Total deposits decreased during 2000 from levels of 1999 due primarily to sale of certain branches during 2000. The maturities of time deposits of $100,000 or more issued by the Bank at December 31, 2000, are summarized in TABLE 8.


TABLE  8  -  MATURITIES  OF  TIME  DEPOSITS  OVER  $100,000
(DOLLARS  IN  THOUSANDS)

     THREE  MONTHS  OR  LESS . . . . . . . . . . . .  $  21,484
     OVER  THREE  MONTHS  THROUGH  SIX  MONTHS . . .     12,564
     OVER  SIX  MONTHS  THROUGH  TWELVE  MONTHS. . .     22,988
     OVER  TWELVE  MONTHS. . . . . . . . . . . . . .     14,090
                                                      ---------
                                                      $  71,126
                                                      =========

     At December 31, 2000, the Bank was a shareholder in the Federal Home Loan Bank of Atlanta ("FHLBA"). Through this affiliation, advances totaling $32.0 million were outstanding at rates competitive with time deposits of like maturities. Management anticipates continued utilization of this short- and long-term source of funds to minimize interest rate risk and to fund competitive fixed rate loans to customers.

ASSET-LIABILITY  MANAGEMENT

     A primary objective of FLAG's asset and liability management program is to control exposure to interest rate risk (the exposure to changes in net interest income due to changes in market interest rates) so as to enhance its earnings and protect its net worth against potential loss resulting from interest rate fluctuations.

     Historically, the average term to maturity or repricing (rate changes) of assets (primarily loans and investment securities) has exceeded the average repricing period of liabilities (primarily deposits and borrowings). TABLE 9 provides information about the amounts of interest-earning assets and interest-bearing liabilities outstanding as of December 31, 2000, that are expected to mature, prepay, or reprice in each of the future time periods shown (i.e., the interest rate sensitivity). As presented in this table, at December 31, 2000, the liabilities subject to rate changes within one year exceeded its assets subject to rate changes within one year. This mismatched condition subjects FLAG to interest rate risk within the one year period because the assets, due to their generally shorter term to maturity or repricing, are more sensitive to short-term interest rate changes than the liabilities. It is management's belief that the result of this position would be a decrease in net interest income if market interest rates rise and an increase in net interest income if market interest rates decline.

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

     Management has maintained positive ratios of average interest-earning assets to average interest-bearing liabilities. As represented in TABLE 1 this ratio, based on average balances for the respective years, was 116% in 2000, 112% in 1999 and 113% in 1998.

TABLE  9  -  INTEREST  RATE  SENSITIVITY  ANALYSIS
(DOLLARS  IN  THOUSANDS)                               DECEMBER  31,  2000
                                                   MATURING  OR  REPRICING  IN
                                          ------------------------------------------------
                                                      OVER      OVER
                                                     1 YEAR    3 YEARS
                                          ONE YEAR   THROUGH   THROUGH     OVER
                                           OR LESS   3 YEARS   5 YEARS   5 YEARS    TOTAL
                                          ------------------------------------------------
INTEREST-EARNING ASSETS:
 ADJUSTABLE RATE MORTGAGES . . . . . . .  $111,478     7,810       996         -   120,284
 FIXED RATE MORTGAGES. . . . . . . . . .    43,780    34,574    22,858    38,254   139,466
 OTHER LOANS . . . . . . . . . . . . . .   100,080    24,950     7,248     3,337   135,615
 INVESTMENT SECURITIES . . . . . . . . .    23,048     2,593    10,172    70,270   106,083
 INTEREST-BEARING DEPOSITS
   IN OTHER BANKS AND FEDERAL FUNDS SOLD     6,181         -         -         -     6,181
                                          ------------------------------------------------
     TOTAL INTEREST-EARNING ASSETS . . .   284,567    69,927    41,274   111,861   507,629
                                          ------------------------------------------------
INTEREST-BEARING LIABILITIES:
 FIXED MATURITY DEPOSITS . . . . . . . .   214,881    48,114     7,656       238   270,889
 NOW AND MONEY MARKET DEMAND
    ACCOUNTS . . . . . . . . . . . . . .    96,698         -         -         -    96,698
 FED FUNDS PURCHASED . . . . . . . . . .       661         -         -         -       661
 PASSBOOK ACCOUNTS . . . . . . . . . . .    38,816         -         -         -    38,816
OTHER BORROWED FUNDS . . . . . . . . . .         -         -         -     1,500     1,500
FHLB ADVANCES. . . . . . . . . . . . . .     6,525    10,821     5,672     8,955    31,973
                                          ------------------------------------------------
TOTAL INTEREST-BEARING LIABILITIES . . .   357,581    58,935    13,328    10,693   440,537
                                          ------------------------------------------------
INTEREST RATE SENSITIVITY GAP. . . . . .   (73,014)   10,992    27,946   101,168    67,092
CUMULATIVE INTEREST RATE SENSITIVITY GAP  $(73,014)  (62,022)  (34,076)   67,092
CUMULATIVE INTEREST RATE SENSITIVITY GAP
      TO TOTAL ASSETS. . . . . . . . . .   (13.06)%  (11.09)%   (6.10)%    12.00%

     TABLE 10 represents the expected maturity of investment securities by maturity date and average yields based on amortized cost at December 31, 2000. It should be noted that the composition and maturity/repricing distribution of the investment portfolio is subject to change depending on rate sensitivity, capital needs, and liquidity needs.

TABLE  10  -  EXPECTED  MATURITY  OF  INVESTMENT  SECURITIES AVAILABLE-FOR-SALE
(DOLLARS  IN  THOUSANDS)
                                                          AFTER  ONE  BUT     AFTER FIVE  BUT
                                       WITHIN ONE YEAR   WITHIN FIVE YEARS    WITHIN TEN YEARS   AFTER TEN  YEARS    TOTALS
                                     ---------------------------------------------------------------------------------------
                                      AMOUNT     YIELD    AMOUNT     YIELD    AMOUNT    YIELD     AMOUNT     YIELD
                                     ------------------------------------------------------------------------------

U.S. TREASURY AND AGENCIES. . . . .  $  1,700     5.55%  $ 16,421     6.56%  $  4,446     6.96%  $      -        -   $ 22,567
STATE, COUNTY AND MUNICIPALS. . . .       741     6.54%     2,370     6.41%     3,000     7.49%     4,430     7.70%    10,541
CORPORATE DEBT SECURITIES . . . . .         -        -      2,039     7.00%         -        -          -        -      2,039
EQUITY SECURITIES . . . . . . . . .       253        -        129        -          -        -        511     6.61%       893
MORTGAGE-BACKED SECURITIES. . . . .        21     6.51%     1,427     6.18%    10,083     5.99%    44,886     6.61%    56,417
         TRUST PREFERRED SECURITIES         -        -          -        -          -        -      9,343     9.25%     9,343

                                     ----------------------------------------------------------------------------------------
                                     $  2,715     5.31%  $ 22,386     5.88%  $ 17,529     6.49%  $ 59,170     5.59%  $101,800
                                     ========================================================================================

LIQUIDITY

     The objective of liquidity management is to ensure that sufficient funding is available, at reasonable cost, to meet the ongoing operational cash needs of FLAG and to take advantage of income producing opportunities as they arise.
While the desired level of liquidity will vary depending upon a variety of factors, it is the primary goal of FLAG to maintain a sufficient level of liquidity in all expected economic environments. Liquidity is defined as the ability of a bank to convert assets into cash or cash equivalents without significant loss and to raise additional funds by increasing liabilities. Liquidity management involves maintaining FLAG's ability to meet the daily cash flow requirements of the Bank's customers, both depositors and borrowers.

     The primary objectives of asset/liability management are to provide for adequate liquidity in order to meet the needs of customers and to maintain an optimal balance between interest-sensitive assets and interest-sensitive liabilities, so that FLAG can also meet the investment requirements of its shareholders as market interest rates change. Daily monitoring of the sources and use of funds is necessary to maintain a position that meets both requirements.

     The asset portion of the balance sheet provides liquidity primarily through loan principal repayments and the maturities and sales of securities. Mortgage loans held for sale totaled $4.1 million at December 31, 2000, and typically turn over every 45 days as the closed loans are sold to investors in the secondary market. Real estate-construction and commercial loans that mature in one year or less amounted to $86.7 million, or 22%, of the total loan portfolio at December 31, 2000. Other short-term investments such as federal funds sold are additional sources of liquidity.

     The liability section of the balance sheet provides liquidity through depositors' interest bearing and non-interest bearing deposit accounts. Federal funds purchased, FHLBA advances, other borrowings and securities sold under agreements to repurchase are additional sources of liquidity and represent FLAG's incremental borrowing capacity. These sources of liquidity are short-term in nature and are used as necessary to fund asset growth and meet other short-term liquidity needs.

     As disclosed in FLAG's consolidated statements of cash flows included in the consolidated financial statements, net cash provided by operating activities was $6.5 million during 2000. The major sources of cash provided by operating activities are net income and the changes in other assets and liabilites. Net cash provided by investing activities of $24.7 million was funded largely by proceeds from sales and maturities of investments and cash acquired in branch acquisitions, net of the premium paid. Net cash used by financing activities consisted primarily of a $24.9 million net decrease in deposits and a net decrease in federal funds purchased of $15.0 million.

     In the opinion of management, FLAG's liquidity position at December 31, 2000, is sufficient to meet its expected cash flow requirements. Reference should be made to the consolidated statements of cash flows appearing in the consolidated financial statements for the three-year analysis of the changes in cash and cash equivalents resulting from operating, investing and financing activities.

CAPITAL  RESOURCES  AND  DIVIDENDS

     Stockholders' equity at December 31, 2000, increased 4.3% from December 31, 1999. This increase resulted from net income and the decrease in unrealized losses on securities available-for-sale, partially offset by dividends paid and the purchase of treasury stock. Dividends of $2.0 million or $.24 per share were declared in 2000, compared to $1.9 million or $.24 per share in 1999.

     Average stockholders' equity as a percent of total average assets is one measure used to determine capital strength. The ratio of average stockholders' equity to average total assets was 9.51% for 2000 and 8.96% for 1999. TABLE 11 summarizes these and other key ratios for FLAG for each of the last three years.

     The Federal Deposit Insurance Corporation Improvement Act ("FDICIA") required federal banking agencies to take "prompt corrective action"with regard to institutions that do not meet minimum capital requirements. As a result of FDICIA, the federal banking agencies introduced an additional capital measure called the "Tier 1 risk-based capital ratio." The Tier 1 ratio is the ratio of core capital to risk adjusted total assets. Note 11 to the Consolidated Financial Statements presents a summary of FDICIA's capital tiers compared to FLAG's and the Banks' actual capital levels. The Banks exceeded all requirements of a "well-capitalized" institution at December 31, 2000.

TABLE  11  -  EQUITY  RATIOS
                                  YEARS ENDED DECEMBER 31,
                                  ------------------------
                                   2000    1999     1998
                                  ------  -------  ------
RETURN ON AVERAGE ASSETS. . . . .   .77%     .20%    .45%
RETURN ON AVERAGE EQUITY. . . . .  7.95%    2.19%   5.13%
DIVIDEND PAYOUT RATIO . . . . . . 45.98%  153.50%  49.49%
AVERAGE EQUITY TO AVERAGE ASSETS.  9.51%    8.96%   8.86%

PROVISION  FOR  INCOME  TAXES

     The provision for income taxes was $1,409,000 in 2000, versus $78,000 in 1999, and $708,000 in 1998. The effective actual tax rates for 2000, 1999, and 1998 (tax provision as a percentage of income before taxes) were 25%, 6%, and 20%, respectively. These tax rates are lower than the statutory Federal tax rate of 34% primarily due to interest income on tax exempt securities and general business credits. See FLAG's consolidated financial statements for an analysis of income taxes.

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

RECENT  ACCOUNTING  PRONOUNCEMENTS

     Effective April 1, 2000, FLAG adopted Statement of Financial Accounting Standards No. 133 ("SFAS No. 133"), "Accounting for Derivative Instruments and Hedging Activities". SFAS No. 133 establishes accounting and reporting standards for hedging activities and for derivative instruments including derivative instruments embedded in other contracts. It requires the fair value recognition of derivatives as assets or liabilities in the financial statements. At the date of initial application, an entity may transfer any held-to-maturity security into the available-for-sale or trading categories without calling into question the entity's intent to hold other securities to maturity in the future. Upon adoption of SFAS No. 133, FLAG transferred all held-to maturity investment securities to available-for-sale under this provision of SFAS No. 133. The held-for-maturity investment securities had amortized cost of $16,111,000 and net unrealized gains of $440,000. The result of the transfer was to increase stockholders' equity by $273,000, which represented the net of tax effect of the unrealized gains associated with the held-to-maturity investment securities transferred.


QUANTITATIVE  AND  QUALITATIVE  DISCLOSURES  ABOUT  MARKET  RISK

     The Company's net interest income and the fair value of its financial instruments (interest-earning assets and interest-bearing liabilities) are influenced by changes in market interest rates. The Company actively manages its exposure to interest rate fluctuations through policies established by its Asset/Liability Management Committee (the "ALCO"). The ALCO meets regularly and is responsible for approving asset/liability management policies, developing and implementing strategies to improve balance sheet positioning and net interest income and assessing the interest rate sensitivity of the Banks.

     The Company utilizes an interest rate simulation model to monitor and evaluate the impact of changing interest rates on net interest income and the market value of its investment portfolio. The ALCO policy limits the maximum percentage changes in net interest income and investment portfolio equity, assuming a simultaneous, instantaneous change in interest rate. These percentage changes are as follows:

        Changes in         Percentage     Percent Change in
      Interest Rates     Change in Net     Market Value of
     (In Basis Points)  Interest Income   Portfolio Equity
     -----------------  ----------------  -----------------
               300                20%               20%
               200                20%               20%
               100                20%               20%

As  of  December  31, 2000, the Company was in compliance with its ALCO policy.

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


To  the  Board  of  Directors
FLAG  Financial  Corporation
Stockbridge,  Georgia


We have audited the accompanying consolidated balance sheets of FLAG Financial Corporation and subsidiaries as of December 31, 2000 and 1999, and the related statements of earnings, comprehensive income, changes in stockholders' equity and cash flows for each of the three years in the period ended December 31, 2000. These financial statements are the responsibility of FLAG's management. Our responsibility is to express an opinion on these financial statements based on our audits. We did not audit the 1998 financial statements of Thomaston
Federal Savings Bank, which was pooled with FLAG Financial Corporation in 1999 as explained in note 2 to the consolidated financial statements. Those statements are included in the accompanying consolidated financial statements and reflect net earnings of $611,000 for the year ended December 31, 1998. Those statements were audited by other auditors whose report has been furnished to us and our opinion, insofar as it relates to these amounts, is based solely on the report of the other auditors.

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

In our opinion, based on our audits and the report of other auditors, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of FLAG Financial Corporation and subsidiaries as of December 31, 2000 and 1999, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2000, in conformity with generally accepted accounting principles.

                                                  /s/ Porter Keadle Moore, LLP

Atlanta,  Georgia
January  26,  2001

                                      FLAG FINANCIAL CORPORATION
                                     CONSOLIDATED  BALANCE  SHEETS
                                      DECEMBER 31, 2000 AND 1999

                                                ASSETS
                                                ------
                                                                                    2000       1999
                                                                                  ---------  --------
                                                                                     (In Thousands)
Cash and due from banks, including reserve requirements
  of $2,144,000 and $3,487,000                                                    $ 19,143    26,634
Federal funds sold                                                                   2,730       450
                                                                                  ---------  --------
     Cash and cash equivalents                                                      21,873    27,084
Interest-bearing deposits                                                            3,451     2,792
Investment securities available-for-sale                                           100,722    73,058
Investment securities held-to-maturity (fair value of
  $15,814,000 in 1999)                                                                   -    16,244
Other investments                                                                    5,361     6,345
Mortgage loans held for sale                                                         4,121     3,484
Loans, net                                                                         384,661   419,079
Premises and equipment, net                                                         14,934    18,392
Other assets                                                                        23,914    21,392
                                                                                  ---------  --------
                                                                                  $559,037   587,870
                                                                                  =========  ========

                      LIABILITIES AND STOCKHOLDERS' EQUITY
                      ------------------------------------

Deposits:
  Demand                                                                          $ 55,035    58,513
  Interest-bearing demand                                                           96,698    96,002
  Savings                                                                           38,816    28,378
  Time                                                                             199,763   227,075
  Time, over $100,000                                                               71,126    73,667
                                                                                  ---------  --------
     Total deposits                                                                461,438   483,635

Federal funds purchased and repurchase agreements                                      661    15,672
Advances from Federal Home Loan Bank                                                31,973    27,173
Other borrowings                                                                     1,500         -
Other liabilities                                                                    7,967     8,193
                                                                                  ---------  --------
     Total liabilities                                                             503,539   534,673
                                                                                  ---------  --------

Stockholders' equity:
  Preferred stock (10,000,000 shares authorized; none issued and outstanding)            -         -
  Common stock ($1 par value, 20,000,000 shares authorized, 8,275,405 and
    8,272,815 shares issued in 2000 and 1999, respectively)                          8,275     8,273
  Additional paid-in capital                                                        11,348    11,342
  Retained earnings                                                                 37,069    34,754
  Accumulated other comprehensive income (loss)                                       (266)   (1,120)
                                                                                  ---------  --------
                                                                                    56,426    53,249
  Less: treasury stock, at cost; 152,744 shares in 2000 and 7,500 shares in 1999      (928)      (52)
                                                                                  ---------  --------
     Total stockholders' equity                                                     55,498    53,197
                                                                                  ---------  --------
                                                                                  $559,037   587,870
                                                                                  =========  ========

See  accompanying  notes  to  consolidated  financial  statements.

                           FLAG FINANCIAL CORPORATION
                      CONSOLIDATED STATEMENTS OF EARNINGS
              FOR THE YEARS ENDED DECEMBER 31, 2000, 1999 AND 1998

                                                               2000        1999      1998
                                                            -----------  --------  --------
                                                          (In Thousands Except Per Share Data)
Interest income:
  Interest and fees on loans                                $   39,815     42,749    43,217
  Interest on investment securities                              6,005      5,765     6,450
  Interest -bearing deposits                                       163        361       459
  Federal funds sold                                               409        278     1,046
                                                            -----------  --------  --------

     Total interest income                                      46,392     49,153    51,172
                                                            -----------  --------  --------

Interest expense:
  Deposits                                                      19,000     19,592    21,939
  Borrowings                                                     2,431      3,071     3,281
                                                            -----------  --------  --------

     Total interest expense                                     21,431     22,663    25,220
                                                            -----------  --------  --------

     Net interest income before provision for loan losses       24,961     26,490    25,952

Provision for loan losses                                        3,597      4,656     3,475
                                                            -----------  --------  --------

     Net interest income after provision for loan losses        21,364     21,834    22,477
                                                            -----------  --------  --------

Other income:
  Fees and service charges                                       4,490      4,633     5,424
  Gain (loss) on sales of investment securities                   (263)     1,148       273
  Gain on sale of trading securities                                 -        286         -
  Unrealized gain on trading securities                              -        255         -
  Gain on sales of loans                                           895      2,086     2,429
  Gain on sale of branch offices                                 5,080          -         -
  Other                                                          1,760      1,664     1,826
                                                            -----------  --------  --------

     Total other income                                         11,962     10,072     9,952
                                                            -----------  --------  --------

Other expenses:
  Salaries and employee benefits                                14,374     15,097    13,437
  Occupancy                                                      4,273      4,134     4,401
  Other operating                                                8,986     11,384    11,044
                                                            -----------  --------  --------

     Total other expenses                                       27,633     30,615    28,882
                                                            -----------  --------  --------

     Earnings before provision for income taxes                  5,693      1,291     3,547

Provision for income taxes                                       1,409         78       708
                                                            -----------  --------  --------

Net earnings                                                $    4,284      1,213     2,839
                                                            ===========  ========  ========

Basic earnings per share                                    $      .52        .15       .35
                                                            ===========  ========  ========

Diluted earnings per share                                  $      .52        .15       .34
                                                            ===========  ========  ========

See  accompanying  notes  to  consolidated  financial  statements.

                           FLAG FINANCIAL CORPORATION
                CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
              FOR THE YEARS ENDED DECEMBER 31, 2000, 1999 AND 1998

                                                                     2000    1999   1998
                                                                    ------  ------  -----
                                                                       (In Thousands)

Net earnings                                                        $4,284   1,213   2,839
                                                                    ------  -------  ------

Other comprehensive income, net of tax:
 Unrealized gains (losses) on investment securities
   available-for-sale:
     Unrealized gains (losses) arising during the period,
       net of tax of $177, $1,232 and $1,302, respectively             288  (2,101)  2,125
     Less:  reclassification adjustment for (gains) loss included in net earnings, net of tax of $100, $(436) and $(104),
       Respectively                                                    163    (712)   (170)
 Gains on trading securities included in net earnings, net
   of tax of $206                                                        -    (335)      -

 Unrealized gain on cash flow hedges, net of tax of $247               403       -       -
                                                                    ------  -------  ------

Other comprehensive income (loss)                                      854  (3,057)  1,955
                                                                    ------  -------  ------

Comprehensive income (loss)                                         $5,138  (1,844)  4,794
                                                                    ======  =======  ======

See  accompanying  notes  to  consolidated  financial  statements.

                                         FLAG  FINANCIAL  CORPORATION
                          CONSOLIDATED  STATEMENTS  OF  CHANGES  IN  STOCKHOLDERS'  EQUITY
                               FOR THE YEARS ENDED DECEMBER 31, 2000, 1999 AND 1998

                                                                              Accumulated
                                        Common Stock    Additional               Other
                                     ------------------  Paid-in   Retained  Comprehensive Treasury
                                      Shares    Amount   Capital  Earnings   Income (Loss)  Stock    Total
                                     ---------  -------  -------  ---------  -------------  ------  -------
                                                          (In Thousands Except Share Data)

Balance, December 31, 1997           8,187,293  $ 8,187   11,138    33,969            (18)      -    53,276
Treasury stock activity of pooled
 entity                                 26,265       26      104         -              -       -       130
Proceeds from issuance of stock            173        -        1         -              -       -         1
Exercise of  stock options               9,500       10       63         -              -       -        73
Change in unrealized gain
   (loss) on securities available-
   for-sale                                  -        -        -         -          1,955       -     1,955
Net earnings                                 -        -        -     2,839              -       -     2,839
Dividends declared                           -        -        -    (1,405)             -       -    (1,405)
                                     ---------  -------  -------  ---------  -------------  ------  --------

Balance, December 31, 1998           8,223,231    8,223   11,306    35,403          1,937       -    56,869

Purchase of treasury stock                   -        -        -         -              -     (52)      (52)

Exercise of stock options of
   pooled subsidiary                    38,175       38        -         -              -       -        38

Exercise of stock options               11,409       12       36         -              -       -        48

Change in unrealized gain
   (loss) on securities available-
   for-sale                                  -        -        -         -         (3,057)      -    (3,057)

Net earnings                                 -        -        -     1,213              -       -     1,213

Dividends declared                           -        -        -    (1,862)             -       -    (1,862)
                                     ---------  -------  -------  ---------  -------------  ------  --------

Balance, December 31, 1999           8,272,815    8,273   11,342    34,754         (1,120)    (52)   53,197

Purchase of treasury stock                   -        -        -         -              -    (876)     (876)

Exercise of stock options                2,590        2        6         -              -       -         8

Change in unrealized gain
   (loss) on securities available-
   for-sale                                  -        -        -         -            854       -       854

Net earnings                                 -        -        -     4,284              -       -     4,284

Dividends paid                               -        -        -    (1,969)             -       -    (1,969)
                                     ---------  -------  -------  ---------  -------------  ------  --------

Balance, December 31, 2000           8,275,405  $ 8,275   11,348    37,069           (266)   (928)   55,498
                                     =========  =======  =======  =========  =============  ======  ========

See  accompanying  notes  to  consolidated  financial  statements.

                                         FLAG  FINANCIAL  CORPORATION
                                    CONSOLIDATED  STATEMENTS  OF  CASH  FLOWS
                          FOR  THE  YEARS  ENDED  DECEMBER  31,  2000,  1999  AND  1998

                                                                                           2000      1999     1998
                                                                                         ---------  -------  -------
                                                                                                (In Thousands)
Cash flows from operating activities:
 Net earnings                                                                            $  4,284    1,213    2,839
 Adjustments to reconcile net earnings to net cash provided by operating activities:
 Depreciation, amortization and accretion                                                   2,615    2,674    2,678
 Provision for loan losses                                                                  3,597    4,656    3,475
 Deferred tax benefit                                                                        (219)    (868)    (350)
 Gain on sale of branches                                                                  (5,080)       -        -
 Loss (gain) on sales of securities                                                           263   (1,148)    (273)
 Unrealized gain on trading securities                                                          -     (255)       -
 Gain on sale of trading securities                                                             -     (286)       -
 Loss (gain) on other real estate                                                             146      382      (26)
 Proceeds from sale of trading securities                                                       -    1,701        -
 Change in:
   Mortgage loans held for sale                                                              (637)   6,736   (5,322)
   Other assets and liabilities                                                             1,554    1,991     (940)
                                                                                         ---------  -------  -------
       Net cash provided by operating activities                                            6,523   16,796    2,081
                                                                                         ---------  -------  -------
Cash flows from investing activities (net of effect of branch sales and acquisitions):
 Net change in  interest-bearing deposits                                                    (660)     786    2,309
 Proceeds from sales and maturities of securities available-for-sale                       23,552   30,643   67,423
 Proceeds from maturities of securities held-to-maturity                                        -    4,814    9,198
 Proceeds from sale of other investments                                                    1,081    6,245    5,764
 Purchases of other investments                                                               (28)  (5,213)  (6,079)
 Purchases of securities available-for-sale                                               (34,572) (28,364) (52,037)
 Purchases of investments held-to-maturity                                                      -   (4,155)  (9,327)
 Net change in loans                                                                       (8,061)      68  (30,648)
 Proceeds from sales of real estate                                                         1,903    1,542    1,377
 Purchases of premises and equipment                                                         (590)  (3,152)  (2,969)
 Purchase of cash surrender value life insurance                                                -        -     (377)
 Cash acquired in branch acquisition, net of premium paid                                  48,790    7,909        -
 Cash paid in branch sale                                                                  (6,676)       -        -
                                                                                         ---------  -------  -------
       Net cash provided by (used in) investing activities                                 24,739   11,123  (15,366)
                                                                                         ---------  -------  -------
Cash flows from financing activities:
 Net change in deposits                                                                   (24,920) (46,536)  36,120
 Change in federal funds purchased and repurchase agreements                              (15,011)  15,320     (170)
 Change in other borrowings                                                                 1,500        -        -
 Proceeds from FHLB advances                                                               21,000    6,500   25,000
 Payments of FHLB advances                                                                (16,200) (27,726) (25,900)
 Proceeds from exercise of stock options                                                        8       48       73
 Purchase of treasury stock                                                                  (876)     (52)       -
 Stock transactions of pooled entities                                                          -       38      130
 Cash dividends paid                                                                       (1,974)  (1,744)  (1,200)
 Other                                                                                          -        -      (19)
                                                                                         ---------  -------  -------
       Net cash (used in ) provided by financing activities                               (36,473) (54,152)  34,034
                                                                                         ---------  -------  -------
Net change in cash and cash equivalents                                                    (5,211) (26,233)  20,749
Cash and cash equivalents at beginning of year                                             27,084   53,317   32,568
                                                                                         ---------  -------  -------
Cash and cash equivalents at end of year                                                 $ 21,873   27,084   53,317
                                                                                         =========  =======  =======

                               FLAG  FINANCIAL  CORPORATION
                 CONSOLIDATED  STATEMENTS  OF  CASH  FLOWS,  CONTINUED
               FOR  THE  YEARS  ENDED  DECEMBER  31,  2000,  1999  AND  1998

                                                                            2000     1999   1998
                                                                          --------  ------  -----
                                                                               (In Thousands)

Supplemental disclosures of cash flow information:
 Cash paid during the year for:
   Interest                                                               $20,382  22,959   23,131
   Income taxes                                                           $ 1,442   1,131    1,731

Supplemental schedule of noncash investing and financing activities:
 Real estate acquired through foreclosure                                 $ 2,928     857    2,416
 Change in unrealized loss on securities available-for-sale, net of tax   $   451  (3,057)   1,955
 Transfer of investment securities from available-for-sale to trading     $     -   1,428        -
 Transfer of investment securities from trading to available-for-sale     $     -     268        -
 Transfer of investment securities from held-to-maturity to
   available-for-sale                                                     $16,142       -        -
 Increase (decrease) in dividends payable                                 $    (5)    118      205
 Deposit liabilities assumed in branch acquisition                        $76,288   8,852        -
 Assets acquired in branch acquisition, other than cash
     and cash equivalents                                                 $22,191      60        -
 Assets disposed of in branch sale                                        $62,212       -        -

See  accompanying  notes  to  consolidated  financial  statements.

                           FLAG FINANCIAL CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1)  SUMMARY  OF  SIGNIFICANT  ACCOUNTING  POLICIES

     Basis  of  Presentation
     -----------------------
     The consolidated financial statements include the accounts of FLAG Financial Corporation ("FLAG") and its wholly- owned subsidiary FLAG Bank (the "Bank"). All significant intercompany accounts and transactions have been eliminated in consolidation. During 2000, The Citizens Bank ("Hogansville") and Thomaston Federal Savings Bank ("Thomaston") were merged into First Flag Bank ("First Flag"). Effective December 29, 2000, First Flag merged into Citizens Bank ("Citizens") and the name of the surviving institution was changed to Flag Bank. All of these mergers were between subsidiaries of FLAG; therefore, the consolidated financial statements were not affected by these mergers.

     FLAG is a bank holding company formed in 1994 whose business is conducted by the Bank. FLAG is subject to regulation under the Bank Holding Company Act of 1956. The Bank is primarily regulated by the Georgia Department of Banking and Finance ("DBF") and the Federal Deposit Insurance Corporation ("FDIC"). The Bank provides a full range of commercial, mortgage and consumer banking services in West-Central, Middle and South Georgia.

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

     Cash  and  Cash  Equivalents
     ----------------------------
     Cash equivalents include amounts due from banks and federal funds sold. Generally, federal funds are sold for one-day periods.

     Investment  Securities
     ----------------------
     FLAG classifies its securities in one of three categories: trading, available-for-sale, or held-to-maturity. Trading securities are securities held for the purpose of generating profits on short-term differences in price. Securities held-to-maturity are those securities for which FLAG has the ability and intent to hold to maturity. All other securities are classified as available-for-sale. As of December 31, 2000, all of FLAG's investment securities were classified as available-for-sale.

     Trading and available-for-sale securities are recorded at fair value. Held-to-maturity securities are recorded at cost, adjusted for the amortization or accretion of premiums or discounts. Unrealized holding gains and losses on trading securities are included in earnings in the period in which the gain or loss occurs. Unrealized holding gains and losses, net of the related tax effect, on securities available-for-sale are excluded from earnings and are reported as a separate component of stockholders' equity until realized. Transfers of securities between categories are recorded at fair value at the date of transfer.

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

     Other  Investments
     ------------------
     Other investments include Federal Home Loan Bank ("FHLB") stock, other equity securities with no readily determinable fair value and an investment in a limited partnership. FLAG owns a 43% interest in a limited partnership, which invests in multi-family real estate and passes low income housing credits to the investors. FLAG recognizes these tax credits in the year received. These investments are carried at cost , which approximates fair value.

                           FLAG FINANCIAL CORPORATION

(1)  SUMMARY  OF  SIGNIFICANT  ACCOUNTING  POLICIES,  CONTINUED
     Mortgage  Loans  Held  for  Sale
     --------------------------------
     Mortgage loans originated and intended for sale in the secondary market are carried at the lower of aggregate cost or market value. The amount by which cost exceeds market value is accounted for as a valuation allowance. Changes, if any, in the valuation allowance are included in the determination of net earnings in the period in which the change occurs. FLAG has recorded no valuation allowance related to its mortgage loans held for sale as their cost approximates market value. Gains and losses from the sale of loans are determined using the specific identification method.

     Loans,  Loan  Fees  and  Interest  Income
     -----------------------------------------
     Loans that management has the intent and ability to hold for the foreseeable future or until maturity are reported at their outstanding unpaid principal balances, net of the allowance for loan losses, deferred fees or costs on originated loans and unamortized premiums or discounts on purchased loans.

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

     Allowance  for  Loan  Losses
     ----------------------------
     The allowance for loan losses is established through provisions for loan losses charged to expense. Loans are charged against the allowance for loan losses when management believes that the collection of the principal is unlikely. The allowance is an amount which, in management's judgment, will be adequate to absorb losses on existing loans that may become uncollectible. The allowance is established through consideration of such factors as changes in the nature and volume of the portfolio, adequacy of collateral, delinquency trends, loan concentrations, specific problem loans, and economic conditions that may affect the borrower's ability to pay.

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

     Other  Real  Estate  Owned
     --------------------------
     Real estate acquired through foreclosure is carried at the lower of cost (defined as fair value at foreclosure) or fair value less estimated costs to dispose. Fair value is defined as the amount that is expected to be received in a current sale between a willing buyer and seller other than in a forced or liquidation sale. Fair values at foreclosure are based on appraisals. Losses arising from the acquisition of foreclosed properties are charged against the allowance for loan losses. Subsequent writedowns are provided by a charge to operations through the allowance for losses on other real estate in the period in which the need arises.

                           FLAG FINANCIAL CORPORATION

(1)  SUMMARY  OF  SIGNIFICANT  ACCOUNTING  POLICIES,  CONTINUED
     Premises  and  Equipment
     ------------------------
     Premises and equipment are stated at cost less accumulated depreciation. Major additions and improvements are charged to the asset accounts while maintenance and repairs that do not improve or extend the useful lives of the assets are expensed currently. When assets are retired or otherwise disposed of, the cost and related accumulated depreciation are removed from the accounts, and any gain or loss is reflected in earnings for the period.

     Depreciation expense is computed using the straight-line method over the following estimated useful lives:

          Buildings  and  improvements     15-40  years
          Furniture  and  equipment         3-10  years

     Mortgage  Servicing  Rights
     ---------------------------
     FLAG's mortgage banking division accounts for mortgage servicing rights as a separate asset regardless of whether the servicing rights are acquired through purchase or origination. FLAG's mortgage servicing rights represent the unamortized cost of purchased and originated contractual rights to service mortgages for others in exchange for a servicing fee and ancillary loan administration income. Mortgage servicing rights are amortized over the period of estimated net servicing income and are periodically adjusted for actual and anticipated prepayments of the underlying mortgage loans. Impairment analysis is performed quarterly after stratifying the rights by interest rate. Impairment, defined as the excess of the asset's carrying value over its current fair value, is recognized through a valuation allowance. At December 31, 2000 and 1999, no valuation allowances were required for FLAG's mortgage servicing rights.

     FLAG did not recognize any servicing asset during 2000 and recognized approximately $460,000 and $966,000 in servicing assets during 1999 and 1998, respectively, and recognized amortization expense relating to servicing assets of approximately $71,000, $346,000 and $312,000 during 2000, 1999 and 1998, respectively. The risk characteristics that FLAG uses to stratify recognized servicing assets for purposes of measuring impairment include the interest rate and term of the underlying loans serviced.

     Core  Deposit  Intangible
     -------------------------
     Purchased core deposit intangibles and the associated expenses have been capitalized and are being amortized using the straight-line method over the 15 year estimated average life of the deposit base acquired and is included as a component of other assets.

     Income  Taxes
     -------------
     Deferred tax assets and liabilities are recorded for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Future tax benefits, such as net operating loss carryforwards, are recognized to the extent that realization of such benefits is more likely than not. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which the assets and liabilities are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income tax expense in the period that includes the enactment date.

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

     A deferred tax liability is not recognized for portions of the allowance for loan losses for income tax purposes in excess of the financial statement balance, as described in note 9. Such a deferred tax liability will only be recognized when it becomes apparent that those temporary differences will reverse in the foreseeable future.

                           FLAG FINANCIAL CORPORATION

(1)  SUMMARY  OF  SIGNIFICANT  ACCOUNTING  POLICIES,  CONTINUED
     Net  Earnings  Per  Common  Share
     ---------------------------------
     FLAG is required to report earnings per common share with and without the dilutive effects of potential common stock issuances from instruments such as options, convertible securities and warrants on the face of the statements of earnings. Basic earnings per common share are based on the weighted average number of common shares outstanding during the period while the effects of potential common shares outstanding during the period are included in diluted earnings per share. Additionally, FLAG must reconcile the amounts used in the computation of both "basic earnings per share" and "diluted earnings per share". Antidilutive stock options have not been included in the diluted earnings per share calculations. Antidilutive stock options totaled 896,198 and 811,534 as of December 31, 2000 and 1999. Earnings per common share amounts for the years ended December 31, 2000, 1999 and 1998 are as follows (in thousands, except share and per share amounts):

FOR THE YEAR ENDED DECEMBER 31, 2000
                                                      Net Earnings   Common Share    Per Share
                                                      (Numerator)    (Denominator)    Amount
                                                     --------------  -------------  -----------
     Basic earnings per share                        $        4,284      8,210,485  $      .52
     Effect of dilutive securities - stock options                -         15,521           -
                                                     --------------  -------------  -----------
     Diluted earnings per share                      $        4,284      8,226,006  $      .52
                                                     ==============  =============  ===========

FOR THE YEAR ENDED DECEMBER 31, 1999
                                                      Net Earnings   Common Share    Per Share
                                                      (Numerator)    (Denominator)    Amount
                                                     --------------  -------------  -----------
     Basic earnings per share                        $      1,213        8,257,607  $      .15
     Effect of dilutive securities - stock options                -              -           -
                                                     --------------  -------------  -----------
     Diluted earnings per share                      $      1,213        8,257,607  $      .15
                                                     ==============  =============  ===========

FOR THE YEAR ENDED DECEMBER 31, 1998
                                                      Net Earnings   Common Share    Per Share
                                                      (Numerator)    (Denominator)    Amount
                                                     --------------  -------------  -----------
     Basic earnings per share                        $      2,839        8,217,854  $      .35
     Effect of dilutive securities - stock options               -          91,633        (.01)
                                                     --------------  -------------  -----------
     Diluted earnings per share                      $      2,839        8,309,487  $      .34
                                                     ==============  =============  ===========

     Derivative  Instruments  and  Hedging  Activities
     -------------------------------------------------
     Effective  April  1,  2000,  FLAG adopted Statement of Financial Accounting
     Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS No. 133"), which establishes accounting and reporting standards for hedging activities and for derivative instruments including derivative instruments embedded in other contracts. SFAS No. 133 requires the fair value recognition of derivatives as assets or liabilities in the financial statements. The accounting for the changes in the fair value of a derivative depends on the intended use of the derivative instrument at inception. The change in fair value of instruments used as fair value hedges is accounted for in the income of the period simultaneous with accounting for the fair value change of the item being hedged. The change in fair value of the effective portion of cash flow hedges is accounted for in comprehensive income rather than income, and the change in fair value of foreign currency hedges is accounted for in comprehensive income as part of the translation adjustment. The change in fair value of derivative instruments that are not intended as a hedge is accounted for in the income of the period of the change. At the date of initial application, an entity may transfer any held-to-maturity security into the available-for-sale or trading categories without calling into question the entity's intent to hold other securities to maturity in the future. In 2000, FLAG transferred all held-to-maturity investment securities to available-for-sale under this provision of SFAS No. 133. The held-to-maturity investment securities had amortized cost of $16,111,000 and net unrealized gains of $440,000. The result of the transfer was to increase stockholders' equity by $273,000, which represented the net of tax effect of the unrealized gains associated with the held-to-maturity investment securities transferred.

     Reclassifications
     -----------------
     Certain reclassifications have been made to the 1999 and 1998 financial statements to conform with classifications for 2000.

                           FLAG FINANCIAL CORPORATION

(2)  BUSINESS  COMBINATIONS
     Effective August 31, 1999, FLAG acquired, for approximately 1.2 million shares of its common stock, all of the outstanding stock of Thomaston, a $55 million thrift located in Thomaston, Georgia. Effective September 30, 1999, FLAG acquired, for approximately 575,000 shares of its common stock, all of the outstanding stock of First Hogansville Bankshares, Inc., the holding company of the $31 million Hogansville, located in Hogansville, Georgia. These acquisitions were accounted for as poolings of interests and accordingly the consolidated financial statements for all periods presented have been restated to include the financial position and results of operations as if the combination had occurred on January 1, 1998, the earliest period presented.

     The following is a reconciliation of the amounts of net interest income and net earnings previously reported with the restated amounts (in thousands):

                                                        1998
                                                        -----
                 Net interest income:
                   FLAG                               $ 22,823
                   Thomaston                             1,629
                   Hogansville                           1,500
                                                        ------
                    As restated                         25,952
                                                        ======

                 Net earnings:
                   FLAG                                  1,960
                   Thomaston                               611
                   Hogansville                             268
                                                        ------
                    As restated                        $ 2,839
                                                        ======

     During 2000, FLAG acquired certain loans, deposits and property of bank branches in Montezuma, Oglethorpe, Cusseta and Buena Vista, Georgia for a net purchase price of approximately $5,462,000. During 1999, FLAG acquired a bank branch in Blackshear, Georgia, including certain loans, deposits and property for a net purchase price of approximately $882,000.

     During 2000, FLAG sold the loans, deposits, and property of its bank branches in Cobbtown, Metter and Statesboro, Georgia and recognized a gain on sale of approximately $2,011,000. FLAG also sold the loans, deposits, and property of its bank branches in Blackshear, Homerville and Waycross, Georgia and recognized a gain on sale of approximately $3,069,000.

(3)  INVESTMENT  SECURITIES
     Investment securities at December 31, 2000 and 1999 are summarized as follows (in thousands):

                                                              December 31, 2000
                                               -------------------------------------------
                                                 Gross       Gross     Estimated
                                               Amortized   Unrealized  Unrealized   Fair
     INVESTMENT SECURITIES AVAILABLE-FOR-SALE    Cost        Gains       Losses     Value
                                               ----------  ----------  ----------  -------
     U.S. Treasuries and agencies              $   22,567         106         119   22,554
     State, county and municipals                  10,541         167          56   10,652
     Equity securities                                893          41         445      489
     Mortgage-backed securities                    56,417         163         378   56,202
     Corporate debt securities                      2,039           -          25    2,014
     Trust preferred securities                     9,343           -         532    8,811
                                               ----------  ----------  ----------  -------

                                               $  101,800         477       1,555  100,722
                                               ==========  ==========  ==========  =======

                           FLAG FINANCIAL CORPORATION

(3)     INVESTMENT  SECURITIES,  CONTINUED

                                                                        December 31, 1999
                                              ---------------------------------------------------------------
                                                                    Gross           Gross         Estimated
                                                  Amortized       Unrealized      Unrealized         Fair
     INVESTMENT SECURITIES AVAILABLE-FOR-SALE       Cost            Gains           Losses          Value
                                               ---------------  --------------  --------------  --------------
     U.S. Treasuries and agencies              $        19,447               2             572          18,877
     State, county and municipals                        8,947              43             258           8,732
     Equity securities                                     893             658             173           1,378
     Mortgage-backed securities                         22,915              23             562          22,376
     Collateralized mortgage obligations                14,607              19             362          14,264
     Trust preferred securities                          8,050               -             619           7,431
                                               ---------------  --------------  --------------  --------------

                                               $        74,859             745           2,546          73,058
                                               ===============  ==============  ==============  ==============

                                                                        December 31, 1999
                                               ---------------------------------------------------------------
                                                                    Gross           Gross         Estimated
                                                  Amortized       Unrealized      Unrealized         Fair
     INVESTMENT SECURITIES HELD-TO-MATURITY          Cost            Gains           Losses          Value
                                               ---------------  --------------  --------------  --------------

     U.S. Treasuries and agencies              $        10,178               -             366           9,812
     State, county and municipals                        2,997              34              15           3,016
     Mortgage-backed securities                          2,318               1              66           2,253
     Collateralized mortgage obligations                   751               1              19             733
                                               ---------------  --------------  --------------  --------------

                                               $        16,244              36             466          15,814
                                               ===============  ==============  ==============  ==============

     The amortized cost and estimated fair value of investment securities available-for-sale at December 31, 2000, by contractual maturity, are shown below (in thousands). Expected maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                  Amortized   Estimated
                                                     Cost     Fair Value
                                                  ----------  ----------
     U.S. Treasuries and agencies, state, county
      and municipals and corporate debt:
        Within 1 year                             $    2,441       2,436
        1 to 5 years                                  20,830      20,788
        5 to 10 years                                  7,446       7,557
        More than 10 years                             4,430       4,439
        Equity securities                                893         489
        Mortgage-backed securities                    56,417      56,202
        Trust preferred securities                     9,343       8,811
                                                  ----------  ----------

                                                  $  101,800     100,722
                                                  ==========  ==========

     There were no sales of securities held-to-maturity during 2000, 1999 and 1998. Proceeds from sales of securities available-for-sale during 2000, 1999 and 1998 totaled approximately $14,706,000, $11,720,000 and
     $14,843,000, respectively. Gross gains of approximately $1,213,000 and $326,000 were realized on those sales during 1999 and 1998, respectively. Gross losses of approximately $263,000, $65,000 and $52,000 were realized on those sales for the years ended December 31, 2000, 1999 and 1998, respectively. During 1999, FLAG recognized gross gains of $255,000 and no losses in earnings from transfers of securities from the available-for-sale category into the trading category.

                           FLAG FINANCIAL CORPORATION

(3)  INVESTMENT  SECURITIES,  CONTINUED
     Securities and interest-bearing deposits with a carrying value of approximately $40,791,000 and $46,211,000 at December 31, 2000 and 1999,
     respectively, were pledged to secure advances from FHLB, U.S. Government and other public deposits.

(4)  LOANS
     Major classifications of loans at December 31, 2000 and 1999 are summarized as follows (in thousands):

                                               2000     1999
                                             --------  -------
     Commercial, financial and agricultural  $ 92,757  117,728
     Real estate - construction                37,501   43,602
     Real estate - mortgage                   228,508  218,920
     Installment loans to individuals          28,767   40,620
     Lease financings                           3,711    5,226
                                             --------  -------

        Gross loans                           391,244  426,096
     Less allowance for loan losses             6,583    7,017
                                             --------  -------

                                             $384,661  419,079
                                             ========  =======

     FLAG concentrates its lending activities in the origination of permanent residential mortgage loans, commercial mortgage loans, commercial business loans, and consumer installment loans. The majority of FLAG's real estate loans are secured by real property located in West-Central, Middle and South Georgia.

     FLAG has recognized impaired loans of approximately $8,954,000 and $2,883,261 at December 31, 2000 and 1999, respectively, with a total allowance for loan losses related to these loans of approximately $1,343,000 and $1,090,000, respectively. Interest income on impaired loans of approximately $839,000 and $111,201 was recognized for cash payments received in 2000 and 1999, respectively.

     Activity in the allowance for loan losses is summarized as follows for the years ended December 31, 2000, 1999 and 1998 (in thousands):

                                                      2000     1999    1998
                                                    --------  ------  ------
     Balance at beginning of year                   $ 7,017   6,194    5,637
     Provisions charged to operations                 3,597   4,656    3,475
     Loans charged off                               (4,454) (4,090)  (3,262)
     Recoveries on loans previously charged off       1,252     257      344
     Allowance related to loans sold and purchased     (829)      -        -
                                                    --------  ------  -------
     Balance at end of year                         $ 6,583   7,017    6,194
                                                    ========  ======  =======

     Mortgage loans serviced for others are not included in the accompanying consolidated financial statements. Unpaid principal balances of these loans at December 31, 2000 and 1999 approximate $40,820,000 and $202,914,000, respectively. Custodial escrow balances maintained in connection with loan servicing, and included in demand deposits, were approximately $98,000 and $390,000 at December 31, 2000 and 1999, respectively.

     Mortgage loans secured by 1-4 family residences totaling approximately $43,994,000 and $46,541,000 were pledged as collateral for outstanding FHLB advances as of December 31, 2000 and 1999, respectively.

                           FLAG FINANCIAL CORPORATION

(5)  PREMISES  AND  EQUIPMENT
     Premises and equipment at December 31, 2000 and 1999 are summarized as follows (in thousands):

                                                      2000    1999
                                                     -------  ------
           Land and land improvements                $ 1,814   2,145
           Buildings and improvements                 10,993  13,429
           Furniture and equipment                    17,480  18,256
                                                     -------  ------

                                                      30,287  33,830
           Less accumulated depreciation              15,353  15,438
                                                     -------  ------

                                                     $14,934  18,392
                                                     =======  ======

     Depreciation expense approximated $3,573,000, $2,589,000 and $2,342,000 for the years ended December 31, 2000, 1999 and 1998, respectively.

(6)  TIME  DEPOSITS
     At December 31, 2000, contractual maturities of time deposits are summarized as follows (in thousands):

       YEAR ENDING DECEMBER 31,
      -------------------------

                2001                      $ 214,881
                2002                         32,699
                2003                         15,415
                2004                          4,852
                2005                          2,804
                Thereafter                      238
                                           --------

                                          $ 270,889
                                           ========

(7)  FHLB  ADVANCES
     FHLB advances are collateralized by FHLB stock, certain investment securities and first mortgage loans. Advances from the FHLB outstanding at December 31, 2000 mature and bear fixed interest rates as follows (in thousands):

         Year             Amount      Interest Rate
         ----         --------------  --------------
         2001         $       6,525    5.97% - 8.13%
         2002                 1,470    5.97% - 8.00%
         2003                 9,351    5.97% - 7.55%
         2004                 1,351    5.97% - 7.55%
         2005                 4,321    5.97% - 7.55%
         Thereafter           8,955    5.97% - 7.55%
                      --------------  --------------

                      $       31,973   5.97% - 8.13%
                      ==============  ==============

(8)  OTHER  BORROWINGS
     Other borrowings consist of a line of credit with a bank with a total commitment amount of $15,000,000 of which $1,500,000 was outstanding as of December 31, 2000. The line of credit bears interest at .5% below the prime rate and is secured by common stock of the Bank. The line of credit expires on October 1, 2008. At December 31, 2000, the interest rate on the line of credit was 9.0%. The terms of the line of credit include certain restrictive covenants regarding the performance of FLAG and the payment of dividends. Management believes that they are in compliance with all required covenants.

                           FLAG FINANCIAL CORPORATION

(9)  INCOME  TAXES
     The following is an analysis of the components of income tax expense (benefit) for the years ended December 31, 2000, 1999 and 1998 (in thousands):

                                                           2000    1999    1998
                                                          -------  -----  ------

     Current                                              $1,628    946   1,058
     Deferred                                               (219)  (817)   (218)
     Change in valuation allowance                             -    (51)   (132)
                                                          -------  -----  ------

                                                          $1,409     78     708
                                                          =======  =====  ======

     The differences between income tax expense and the amount computed by applying the statutory federal income tax rate to earnings before taxes for the years ended December 31, 2000, 1999 and 1998 are as follows (in thousands):

                                                            2000   1999   1998
                                                          -------  -----  ------

     Pretax income at statutory rate                      $1,936    439   1,206
     Add (deduct):
        Tax-exempt interest income                          (366)  (352)   (347)
        State income taxes, net of federal effect            228     52     142
        Increase in cash surrender value of life insurance   (79)   (56)    (64)
        Nondeductible merger expenses                          -    252     109
        General business credits                            (120)  (121)   (113)
        Other                                               (190)   (85)    (93)
        Change in valuation allowance                          -    (51)   (132)
                                                          -------  -----  ------

                                                          $1,409     78     708
                                                          =======  =====  ======

     The following summarizes the net deferred tax asset. The deferred tax asset is included as a component of other assets at December 31, 2000 and 1999 (in thousands).

                                                                   2000    1999
                                                                 -------  ------

     Deferred tax assets:
      Allowance for loan losses                                  $2,161   2,119
      Net operating loss carryforwards and credits                  172     358
      Nondeductible interest on non-accrual loans                   275      45
      Nondeductible expenses                                        256     232
      Unrealized losses on securities available-for-sale            410   1,048
      Other                                                          53     214
                                                                 -------  ------
          Total gross deferred tax assets                         3,327   4,016
                                                                 -------  ------
     Deferred tax liabilities:
      Premises and equipment                                        467     701
      Unrealized gain on cash flow hedges                           247       -
      Other                                                          26      62
                                                                 -------  ------
          Total gross deferred tax liabilities                      740     763
                                                                 -------  ------
          Net deferred tax asset                                 $2,587   3,253
                                                                ========  ======

                           FLAG FINANCIAL CORPORATION

(9)  INCOME  TAXES,  CONTINUED
     The  Internal  Revenue  Code  ("IRC")  was  amended during 1996 and the IRC section 593 reserve method for loan losses for thrift institutions was repealed. Effective January 1, 1996, First Flag and Thomaston now compute their tax bad debt reserves under the rules of IRC section 585, which apply to commercial banks. In years prior to 1996, First Flag and Thomaston obtained tax bad debt deductions approximating $2.9 million in excess of their financial statement allowance for loan losses for which no provision for federal income tax was made. These amounts were then subject to federal income tax in future years pursuant to the prior IRC section 593 provisions if used for purposes other than to absorb bad debt losses. Effective January 1, 1996, approximately $2.9 million of the excess reserve is subject to recapture only if First Flag and Thomaston cease to qualify as a bank pursuant to the provisions of IRC section 585.

(10) EMPLOYEE  AND  DIRECTOR  BENEFIT  PLANS
     Defined  Contribution  Plans
     ----------------------------
     FLAG sponsors the FLAG Financial Profit Sharing Thrift Plan that is qualified pursuant to IRC section 401(k). The plan allows eligible employees to defer a portion of their income by making contributions into the plan on a pretax basis. The plan provides a matching contribution based on a percentage of the amount contributed by the employee. The plan also provides that the Board of Directors may make discretionary profit-sharing contributions up to 15% of eligible compensation to the plan. The plan allows participants to direct up to 75% of their account balance and/or contributions to be invested in the common stock of FLAG. The trustee of the plan is required to purchase the FLAG stock at market value and may not acquire more than 25% of the issued and outstanding shares. During the years ended December 31, 2000, 1999 and 1998, the Company contributed approximately $391,000, $323,000 and $105,000, respectively, to this plan under its matching provisions.

     The companies acquired in 1998 sponsored certain defined contribution employee benefit plans that have been terminated or merged into existing plans of FLAG. Under these plans, the acquired companies recognized expense of approximately $58,000 in 1998. This amount is included in the accompanying statements of earnings.

     The companies acquired in 1999 sponsored certain defined contribution employee benefit plans that have been terminated or merged into existing plans of FLAG. Under these plans, the acquired companies recognized expense of approximately $12,000 and $23,000 in 1999 and 1998, respectively. One of the companies acquired in 1999 sponsored a deferred compensation plan for its directors. The acquired company has recognized expense of $70,000 and $54,000 in 1999 and 1998 related to this plan.

     Directors'  Retirement  Plan
     ----------------------------
     The Bank sponsors a defined contribution postretirement benefit plan to provide retirement benefits to certain of their Board of Directors and to provide death benefits for their designated beneficiaries. Under this plan, the Bank purchased split-dollar whole life insurance contracts on the lives of each Director. The increase in cash surrender value of the contracts, less the Bank's cost of funds, constitutes their contribution to the plan each year. In the event the insurance contracts fail to produce positive returns, the Bank has no obligation to contribute to the plan. At December 31, 2000 and 1999, the cash surrender value of the insurance contracts was approximately $4,187,000 and $4,134,000. Expenses incurred for benefits were approximately $19,000, $50,000 and $7,000 during 2000, 1999 and 1998, respectively.

     Defined  Benefit  Plans
     -----------------------
     Prior to 2000, Hogansville sponsored a noncontributory defined benefit pension plan covering substantially all of its employees who have completed one year of service. This pension plan was frozen effective September 30, 1999 and terminated effective October 30, 1999 at which time all accrued benefits became fully vested. During 2000, FLAG fully satisfied its liability under this plan.

     The following table sets forth this plan's funded status and amounts recognized in the balance sheets at December 31, 1999. Plan assets are stated at fair value and consist of cash, certificates of deposit, equity and government securities.

                           FLAG FINANCIAL CORPORATION

(10) EMPLOYEE  AND  DIRECTOR  BENEFIT  PLANS,  CONTINUED
     Defined  Benefit  Plans,  continued
     -----------------------
     Actuarial  present  value  of  benefit  obligations:

     Vested                                                                   $490,941
     Nonvested                                                                  11,705
                                                                              ---------

          Total accumulated benefit obligations                               $502,646
                                                                              =========

     Projected benefit obligations for services rendered to date              $584,905
     Plan assets at fair value                                                 773,833
                                                                              ---------

          Assets in excess of projected benefit obligation                     188,928

     Unamortized transition gain existing at date of adoption of SFAS No. 87   (35,584)
     Unamortized net gain from past experience different from that assumed
       and effects of changes in assumptions                                  (190,866)
                                                                              ---------

          Accrued pension cost                                                $(37,522)
                                                                              =========

     The components of net pension cost for the years ended December 31, 1999 and 1998 are as follows:

                                                       1999      1998
                                                     ---------  --------
     Service cost for benefits earned                $ 27,389    22,920
     Interest cost on projected benefit obligations    37,153    33,197
     Actual return on plan assets                     (59,414)  (96,437)
     Net amortization and deferral                      1,073    45,215
                                                     ---------  --------
     Net pension cost                                $  6,201     4,895
                                                     =========  ========

     The following assumptions were used in determining the actuarial present value of the projected benefit obligations at December 31, 1999 and 1998:

                                                     1999   1998
                                                     -----  -----
     Discount rate                                   7.75%  7.00%
     Rate of increase in future compensation levels  5.00%  5.00%
     Expected long-term rate of return on assets     8.25%  8.25%

     Stock  Option  Plan
     -------------------
     FLAG sponsors an employee stock incentive plan and a director stock incentive plan. The plans were adopted for the benefit of directors and key officers and employees in order that they may purchase FLAG stock at a price equal to the fair market value on the date of grant. A total of 914,000 shares were reserved for possible issuance under the employee plan and 166,938 shares were reserved under the director plan. The options generally vest over a four-year period and expire after ten years.

     Thomaston previously sponsored a stock option plan for its directors and key officers. Prior to its merger with FLAG, Thomaston had approximately 27,595 options outstanding to purchase Thomaston common stock. This stock option plan was terminated upon Thomaston's merger with FLAG, and each option holder was issued options to purchase FLAG common stock in an amount equal to their options previously outstanding under the Thomaston stock option plan multiplied by the conversion factor of 1.7275.

                           FLAG FINANCIAL CORPORATION

(10) EMPLOYEE  AND  DIRECTOR  BENEFIT  PLANS,  CONTINUED
     Stock  Option  Plan,  continued
     -------------------
     SFAS No. 123, "Accounting for Stock-Based Compensation," encourages, but does not require, entities to compute the fair value of options at the date of grant and to recognize such costs as compensation expense immediately if there is no vesting period or ratably over the vesting period of the options. FLAG has chosen not to adopt the cost recognition principles of this statement. No compensation expense has been recognized in 2000, 1999 or 1998 related to the stock option plans. Had compensation cost been determined based upon the fair value of the options at the grant dates consistent with the method of the statement, FLAG's net earnings and net earnings per share would have been reduced to the pro forma amounts indicated below.

                                                2000   1999   1998
                                               ------  -----  ----
     Net earnings (in thousands)  As reported  $4,284  1,213  2,839
                                  Pro forma     3,411    545  2,395
     Basic earnings per share     As reported     .52    .15    .35
                                  Pro forma       .42    .07    .29
     Diluted earnings per share   As reported     .52    .15    .34
                                  Pro forma       .41    .07    .29

     The fair value of each option is estimated on the date of grant using the Black-Scholes options-pricing model with the following weighted average assumptions: dividend yield of 3%; volatility ranging from .9424 to .9803; risk free interest rate of 6% and an expected life of 5 years. The weighted average grant-date fair value of options granted in 2000, 1999 and 1998 was $5.21, $5.38 and $6.12, respectively.

     A  summary  of  activity  in  these  stock option plans is presented below:

                                             2000                         1999                  1998
                                 ----------------------------  -------------------------  -------------------
                                                   Weighted                    Weighted             Weighted
                                                    Average                    Average              Average
                                                 Option Price               Option Price          Option Price
                                    Shares        Per Share       Shares      Per Share   Shares   Per Share
                                 -------------  -------------  -------------  ----------  --------  ----------
Outstanding , beginning of year       813,409   $       10.34       539,024   $    11.87  109,125   $     7.01
Granted during the year               257,751            6.62       274,749         8.53  445,399        12.99
Granted for merger with
     Thomaston                              -               -        47,670         3.47        -            -
Cancelled during the year            (118,621)           9.73       (36,625)       12.24   (6,000)       13.33
Exercised during the year              (2,590)           3.47       (11,409)        4.13   (9,500)        7.68
                                 -------------  -------------  -------------  ----------  --------  ----------

Outstanding, end of year              949,949   $        9.48       813,409   $    10.34  539,024   $    11.87
                                 =============  =============  =============  ==========  ========  ==========

     A summary of options outstanding as of December 31, 2000 is presented below:

                                                                  Weighted                          Weighted
                                            Range of         Average                  Options       Average
                               Options       Price per     Option Price     Years     Currently   Option Price
                            Outstanding       Share         Per Share    Remaining  Exercisable    Per Share
                            -----------  ---------------  -------------  ---------  -----------  -------------
                                 53,751  $   3.47 - 5.25  $        3.98          8       34,251  $        3.47
                                504,938      6.00 - 9.19           7.40          8      121,453           7.30
                                391,260    10.00 - 14.00          12.91          7      196,130          12.98
                            -----------  ---------------  -------------  ---------  -----------  -------------

                                949,949  $  3.47 - 14.00  $        9.48          8      351,834  $       10.09
                            ===========  ===============  =============  =========  ===========  =============

                           FLAG FINANCIAL CORPORATION

(11) STOCKHOLDERS'  EQUITY
     Shares of preferred stock may be issued from time to time in one or more series as established by resolution of the Board of Directors of FLAG, up to a maximum of 10,000,000 shares. Each resolution shall include the number of shares issued, preferences, special rights and limitations as determined by the Board.


     On May 18, 1998, FLAG declared a three for two stock split, payable on June 3, 1998 to shareholders of record on May 22, 1998. All share and per share amounts have been restated to reflect this stock split as if it had occurred on January 1, 1998.

(12) REGULATORY  MATTERS
     FLAG and the Bank are subject to various regulatory capital requirements administered by the Federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary, action by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgements by the regulators about components, risk weightings, and other factors.

     Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios of total and Tier 1 capital (as defined) to risk-weighted assets (as defined), and of Tier 1 capital (as defined) to average assets (as defined). Management believes, as of December 31, 2000 that FLAG and the Bank meet all capital adequacy requirements to which they are subject.

     Minimum ratios required by the Bank to ensure capital adequacy are 8% for total capital to risk weighted assets and 4% each for Tier 1 capital to average assets. Minimum ratios required by the Bank to be well capitalized under prompt corrective action provisions are 10% for total capital to risk weighted assets, 6% for Tier 1 capital to risk weighted assets and 5% for Tier 1 capital to average assets. Minimum amounts required for capital adequacy purposes and to be well capitalized under prompt corrective action provisions are presented below for FLAG and the Bank. Prompt corrective action provisions do not apply to bank holding companies.

                                                                                  To Be Well
                                                                              Capitalized Under
                                                              For Capital     Prompt Corrective
                                               Actual      Adequacy Purposes  Action Provisions
                                           ---------------  ----------------  -----------------
                                             Amount   Ratio   Amount   Ratio   Amount    Ratio
                                           --------  ------  -------  -------  -------  --------
                                            (000's)          (000's)           (000's)
AS OF DECEMBER 31, 2000:
 Total Capital (to Risk Weighted Assets)
   FLAG consolidated                       $ 53,390  12.5%   $34,116     8.0%      N/A      N/A
   FLAG Bank                               $ 51,553  11.8%   $34,993     8.0%  $43,741    10.0%
 Tier 1 Capital (to Risk Weighted Assets)
   FLAG consolidated                       $ 48,044  11.3%   $17,058     4.0%      N/A      N/A
   FLAG Bank                               $ 46,072  10.5%   $17,496     4.0%  $26,245     6.0%
 Tier 1 Capital (to Average Assets)
   FLAG consolidated                       $ 48,044  10.1%   $19,046     4.0%      N/A      N/A
   FLAG Bank                               $ 46,072   9.8%   $18,813     4.0%  $23,516     5.0%
AS OF DECEMBER 31, 1999:
 Total Capital (to Risk Weighted Assets)
   FLAG consolidated                       $ 57,179  12.5%   $ 36,615     8.0%      N/A      N/A
   First Flag                              $ 20,487  11.3%   $ 14,491     8.0%  $18,114    10.0%
   Citizens                                $ 23,791  10.5%   $ 18,174     8.0%  $22,718    10.0%
 Tier 1 Capital (to Risk Weighted Assets)
   FLAG consolidated                       $ 51,442  11.2%   $ 18,307     4.0%      N/A      N/A
   First Flag                              $ 18,214  10.1%   $  7,246     4.0%  $10,868     6.0%
   Citizens                                $ 20,944   9.2%   $  9,087     4.0%  $13,631     6.0%
 Tier 1 Capital (to Average Assets)
   FLAG consolidated                       $ 51,442   8.6%   $ 23,964     4.0%      N/A      N/A
   First Flag                              $ 18,214   7.8%   $  9,349     4.0%  $11,686     5.0%
   Citizens                                $ 20,944   7.5%   $ 11,227     4.0%  $14,034     5.0%

                           FLAG FINANCIAL CORPORATION

(12) REGULATORY  MATTERS,  CONTINUED
     Banking regulations limit the amount of dividends the Bank can pay to FLAG without prior regulatory approval. These limitations are a function of excess regulatory capital and net earnings in the year the dividend is declared. In 2001, the Bank can pay dividends totaling approximately $2,973,000 without prior regulatory approval.

(13) COMMITMENTS  AND  CONTINGENCIES
     FLAG has a partially self-insured health care plan for the benefit of eligible employees and their eligible dependents, administered by a third party administrator. Claims in excess of $15,000 per person annually, but less than $1,000,000, are covered by an insurance policy with Guarantee Mutual Life Company. FLAG is responsible for any claims less than $15,000 per person annually.

     FLAG is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers and to manage its cost of funds. These financial instruments include commitments to extend credit, standby letters of credit and interest rate floor agreements. These instruments involve, to varying degrees, elements of credit risk in excess of the amounts recognized in the consolidated balance sheets. The contract amounts of these instruments reflect the extent of involvement the Bank has in particular classes of financial instruments.

     Commitments to originate first mortgage loans and to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Bank upon extension of credit, is based on management's credit evaluation of the counterparty. The Bank's loans are primarily collateralized by residential and other real properties, automobiles, savings deposits, accounts receivable, inventory and equipment.

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

     FLAG's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amount of those instruments. The Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments. All standby letters of credit are secured at December 31, 2000 and 1999.

                                                               2000        1999
                                                             --------    -------
     Financial  instruments  whose  contract  amounts
         represent  credit  risk  (in  thousands):
            Commitments to extend credit                     $ 56,108     56,872
            Standby letters of credit                        $  1,023        819

     FLAG maintains an overall interest rate risk-management strategy that incorporates the use of derivative instruments to minimize significant unplanned fluctuations in earnings that are caused by interest rate volatility. The goal is to manage interest rate sensitivity by modifying the repricing or maturity characteristics of certain assets and liabilities so that the net interest margin is not, on a material basis, adversely affected by certain movements in interest rates. FLAG views this strategy as a prudent management of interest rate sensitivity, such that earnings are not exposed to undue risk presented by changes in interest rates.

     Derivative instruments that are used as part of FLAG's interest rate risk-management strategy include interest rate contracts (floors). As a matter of policy, FLAG does not use highly leveraged derivative instruments for interest rate risk management. Interest rate floor agreements provide for a variable cash flow if interest rates decline below the strike rate, based on a notional principal amount and maturity date.

                           FLAG FINANCIAL CORPORATION

(13) COMMITMENTS  AND  CONTINGENCIES,  CONTINUED
     By using derivative instruments, FLAG is exposed to credit and market risk. If the counterparty fails to perform, credit risk is equal to the extent of the fair-value gain in a derivative. When the fair value of a derivative contract is positive, this generally indicates that the counterparty owes FLAG, and, therefore, creates a repayment risk for FLAG. When the fair value of a derivative contract is negative, FLAG owes the counterparty and, therefore, it has no repayment risk. FLAG minimizes the credit (or repayment) risk in derivative instruments by entering into transactions with high-quality counterparties that are reviewed periodically.

     FLAG's derivative activities are monitored by its asset/liability management committee as part of that committee's oversight of FLAG's asset/liability and treasury functions. FLAG's asset/liability committee is responsible for implementing various hedging strategies that are developed through its analysis of data from financial simulation models and other internal and industry sources. The resulting hedging strategies are then incorporated into the overall interest-rate risk management.

     As described more fully in the summary of significant accounting policies, FLAG adopted SFAS No. 133 during 2000. All of FLAG's derivative financial instruments are classified as highly effective cash flow hedges.

     For the year ended December 31, 2000, there were no material amounts recognized which represented the ineffective portion of cash flow hedges. All components of each derivative's gain or loss are included in the assessment of hedge effectiveness, unless otherwise noted.

(14) RELATED  PARTY  TRANSACTIONS
     FLAG conducts transactions with its directors and executive officers, including companies in which they have beneficial interest, in the normal course of business. It is the policy of FLAG that loan transactions with directors and executive officers be made on substantially the same terms as those prevailing at the time for comparable loans to other persons. The following is a summary of activity for related party loans for 2000 (in thousands).

     Balance  at  December  31,  1999          $  925
     New  loans                                   399
     Repayments                                  (364)
                                               -------

     Balance  at  December  31,  2000          $  960
                                               =======

     At December 31, 2000, deposits from directors, executive officers and their related interests aggregated approximately $3,008,000. These deposits were taken in the normal course of business at market interest rates.

(15) MISCELLANEOUS  OPERATING  EXPENSES
     Components of other operating expenses in excess of 1% of interest and other income for the years ended December 31, 2000, 1999 and 1998 are as follows (in thousands):

                                      2000      1999      1998
                                     -----     -----     -----
     Data  processing                $ 724     1,587     1,486
     Telephone                       $ 707       884       655
     Office  supplies                $ 571     1,013       843

                           FLAG FINANCIAL CORPORATION

(16) FLAG  FINANCIAL  CORPORATION  (PARENT  COMPANY  ONLY) FINANCIAL INFORMATION

                                        Balance Sheets

                                  December 31, 2000 and 1999

                                            Assets
                                            ------
                                                                                 2000    1999
                                                                                -------  ------
                                                                                (In Thousands)
Cash                                                                            $   374   1,056
Investment securities                                                               891   1,787
Investment in subsidiaries                                                       53,782  48,426
Equipment, net                                                                    2,630   2,804
Other assets                                                                      1,169   1,156
                                                                                -------  ------

                                                                                $58,846  55,229
                                                                                =======  ======
                          Liabilities and Stockholders' Equity
                          ------------------------------------
Accounts payable and accrued expenses                                           $ 1,848   2,032
Other borrowings                                                                  1,500       -
Stockholders' equity                                                             55,498  53,197
                                                                                -------  ------
                                                                                $58,846  55,229
                                                                                =======  ======

                                          Statements of Earnings

                          For the Years Ended December 31, 2000, 1999 and 1998
                                                                                  2000     1999   1998
                                                                                --------  -------  -----
                                                                                     (In Thousands)
Income:
 Dividend income from subsidiaries                                              $ 2,000    5,770   4,195
 Interest income                                                                      6       17      23
 Gain on investments                                                                  -    1,627       -
 Other                                                                            7,715    4,126   1,473
                                                                                --------  -------  -----
         Total income                                                             9,721   11,540   5,691
                                                                                --------  -------  -----
Operating expenses:
 Interest expense                                                                   110        3      33
 Other                                                                           10,278    7,857   4,562
                                                                                --------  -------  -----
         Total operating expenses                                                10,388    7,860   4,595
                                                                                --------  -------  -----
         Earnings (loss)before income tax benefit and dividends received in excess of earnings of subsidiaries and equity in undistributed
           earnings of subsidiaries                                                (667)   3,680   1,096
Income tax benefit                                                                1,004      617   1,077
                                                                                --------  -------  -----
         Earnings before dividends received in excess of earnings of
           subsidiaries and equity in undistributed earnings  of subsidiaries       337    4,297   2,173
Dividends received in excess of earnings of subsidiaries                              -   (3,084)      -
Equity in undistributed earnings of subsidiaries                                  3,947        -     666
                                                                                --------  -------  -----
         Net earnings                                                           $ 4,284    1,213   2,839
                                                                                ========  =======  =====

                           FLAG FINANCIAL CORPORATION

              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

(16) FLAG  FINANCIAL  CORPORATION  (PARENT  COMPANY ONLY) FINANCIAL INFORMATION,
     CONTINUED

                            Statements of Cash Flows

              For the Years Ended December 31, 2000, 1999 and 1998

                                                                   2000     1999     1998
                                                                 --------  --------  ------
                                                                      (In Thousands)
Cash flows from operating activities:
 Net earnings                                                    $ 4,284    1,213    2,839
 Adjustments to reconcile net earnings to net cash provided by operating activities:
     Depreciation and amortization                                   502      298      125
     Gain on investments                                               -   (1,627)       -
     Proceeds from sale of trading securities                          -    1,701        -
     Dividends received in excess of earnings of subsidiaries          -    3,084        -
     Equity in undistributed earnings of subsidiaries             (3,947)       -     (666)
     Change in other assets and liabilities                          148      740    1,005
                                                                 --------  -------  -------

           Net cash provided by operating activities                 987    5,409    3,303
                                                                 --------  -------  -------

Cash flows from investing activities:
 Purchase of investment securities                                     -     (908)    (274)
 Proceeds from sale of investment securities                           1      418      263
 Purchase of equipment                                              (328)  (2,164)    (526)
 Investment in subsidiaries                                            -     (390)  (2,554)
                                                                 --------  -------  -------

           Net cash used in investing activities                    (327)  (3,044)  (3,091)
                                                                 --------  -------  -------

Cash flows from financing activities:
 Stock transactions of pooled entities                                 -       38      130
 Change in other borrowings                                        1,500        -        -
 Exercise of stock options                                             8       48       73
 Purchase of treasury stock                                         (876)     (52)       -
 Dividends paid                                                   (1,974)  (1,744)  (1,200)
                                                                 --------  -------  -------

           Net cash used in financing activities                  (1,342)  (1,710)    (997)
                                                                 --------  -------  -------

Net change in cash                                                  (682)     655     (785)

Cash at beginning of year                                          1,056      401    1,186
                                                                 --------  -------  -------

Cash at end of year                                              $   374    1,056      401
                                                                 ========  =======  =======

                           FLAG FINANCIAL CORPORATION

(17) QUARTERLY  OPERATING  RESULTS  (UNAUDITED)
     The following is a summary of the unaudited condensed consolidated quarterly operating results of FLAG for the years ended December 31, 2000 and 1999 (amounts in thousands, except per share amounts):

                                                         2000
                                       -----------------------------------------
                                                     QUARTER ENDED
                                        DEC.  31   SEPT. 30   JUNE 30   MARCH 31
                                       ----------  ---------  --------  --------
Interest income                        $  10,604     11,879     12,030    11,879
Interest expense                           5,078      5,688      5,469     5,196
                                       ----------  ---------  --------  --------
Net interest income                        5,526      6,191      6,561     6,683
Provision for loan losses                     88      2,183        733       593
                                       ----------  ---------  --------  --------
Net interest income after provision
 for loan losses                           5,438      4,008      5,828     6,090
Noninterest income                         1,522      6,637      1,888     1,915
Noninterest expense                        5,873      7,643      6,936     7,181
                                       ----------  ---------  --------  --------
Earnings before income taxes               1,087      3,002        780       824
Provision for income taxes                   217        924        120       148
                                       ----------  ---------  --------  --------

Net earnings                           $     870      2,078        660       676
                                       ==========  =========  ========  ========

Net earnings per share                 $     .11        .25        .08       .08
                                       ==========  =========  ========  ========

Weighted average shares outstanding        8,167      8,217      8,218     8,240
                                       ==========  =========  ========  ========

                                                           1999
                                       -----------------------------------------
                                                     QUARTER ENDED
                                        DEC.  31   SEPT. 30   JUNE 30   MARCH 31
                                       ----------  ---------  --------  --------

Interest income                        $  12,252     12,213     12,209    12,479
Interest expense                           5,472      5,657      5,659     5,875
                                       ----------  ---------  --------  --------
Net interest income                        6,780      6,556      6,550     6,604
Provision for loan losses                  1,634      1,589      1,071       362
                                       ----------  ---------  --------  --------
Net interest income after provision
 for loan losses                           5,146      4,967      5,479     6,242
Noninterest income                         2,317      1,217      3,903     2,635
Noninterest expense                        7,600      8,494      7,388     7,133
                                       ----------  ---------  --------  --------
Earnings (loss) before income taxes         (137)    (2,310)     1,994     1,744
Provision (benefit) for income taxes        (287)      (870)       683       552
                                       ----------  ---------  --------  --------

Net earnings (loss)                    $     150     (1,440)     1,311     1,192
                                       ==========  =========  ========  ========

Net earnings (loss) per share          $     .02       (.17)       .16       .14
                                       ==========  =========  ========  ========

Weighted average shares outstanding        8,266      8,263      8,263     8,238
                                       ==========  =========  ========  ========

                           FLAG FINANCIAL CORPORATION

(18) FAIR  VALUE  OF  FINANCIAL  INSTRUMENTS
     FLAG is required to disclose fair value information about financial instruments, whether or not recognized on the face of the balance sheet, for which it is practicable to estimate that value. The assumptions used in the estimation of the fair value of FLAG's financial instruments are detailed below. Where quoted prices are not available, fair values are based on estimates using discounted cash flows and other valuation techniques. The use of discounted cash flows can be significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. The following disclosures should not be considered a surrogate of the liquidation value of FLAG or the Bank, but rather a good-faith estimate of the increase or decrease in value of financial instruments held by FLAG since purchase, origination or issuance.

         Cash  and  Cash  Equivalents  and  Interest-Bearing  Deposits
         -------------------------------------------------------------
         For cash, due from banks, federal funds sold and interest-bearing deposits with other banks the carrying amount is a reasonable estimate of fair value.

         Securities  Held-to-Maturity  and  Securities  Available-for-Sale
         -----------------------------------------------------------------
         Fair values for securities held-to-maturity and securities available-for-sale are based on quoted market prices.

         Other  investments
         ------------------
         The  carrying  value  of  other  investments  approximates  fair value.

         Loans  and  Mortgage  Loans  Held  for  Sale
         --------------------------------------------
         The fair value of fixed rate loans is estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings. For variable rate loans, the carrying amount is a reasonable estimate of fair value.

         Mortgage  Servicing  Rights
         ---------------------------
         The carrying value of mortgage servicing rights approximates fair value.

         Cash  Surrender  Value  of  Life  Insurance
         -------------------------------------------
         The carrying value of cash surrender value of life insurance Approximates fair value.

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

         Federal  Funds  Purchased,  Repurchase  Agreements and Other Borrowings
         ----------------------------------------------------------------------
         For federal funds purchased and repurchase agreements, the carrying amount is a reasonable estimate of fair value.

         Advances  from  the  Federal  Home  Loan  Bank
         ----------------------------------------------
         The fair value of the FHLB fixed rate borrowings are estimated using discounted cash flows, based on the current incremental borrowing rates for similar types of borrowing arrangements.

         Commitments  to  Originate  First Mortgage Loans, Commitments to Extend
         ----------------------------------------------------------------------
         Credit  and  Standby  Letters  of  Credit
         ----------------------------------------
         Because commitments to originate first mortgage loans, commitments to extend credit and standby letters of credit are made using variable rates, the contract value is a reasonable estimate of fair value.

         Interest  Rate  Contracts
         -------------------------
         The fair value of interest rate contracts is obtained from dealer quotes. These values represent the amount the Company would receive to terminate the contracts or agreements, taking into account current interest rates and, when appropriate, the current creditworthiness of the counterparties.

                           FLAG FINANCIAL CORPORATION

(18) FAIR  VALUE  OF  FINANCIAL  INSTRUMENTS,  CONTINUED
     Limitations
     -----------
     Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instrument. These estimates do not reflect any premium or discount that could result from offering for sale at one time FLAG's entire holdings of a particular financial instrument. Because no market exists for a significant portion of FLAG's financial instruments, fair value estimates are based on many judgments. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

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

     The carrying amount and estimated fair values of FLAG's financial instruments at December 31, 2000 and 1999 are as follows (In Thousands):

                                                           2000                  1999
                                                    --------------------  --------------------
                                                    CARRYING  ESTIMATED   CARRYING  ESTIMATED
                                                     AMOUNT   FAIR VALUE   AMOUNT   FAIR VALUE
                                                    --------  ----------  --------  ----------
ASSETS:
 Cash and cash equivalents                            21,873      21,873    27,084      27,084
 Interest-bearing deposits                             3,451       3,451     2,792       2,792
 Investment securities                               100,722     100,722    89,302      88,872
 Other investments                                     5,361       5,361     6,345       6,345
 Mortgage loans held for sale                          4,121       4,121     3,484       3,484
 Loans, net                                          384,661     383,243   419,079     417,150
 Mortgage servicing rights                               319         319       390         390
 Cash surrender value of life insurance                4,484       4,484     4,134       4,134
 Interest rate contracts                                 650         650         -           -

LIABILITIES:
 Deposits                                            461,438     462,501   483,635     483,534
 Federal funds purchased and repurchase agreements       661         661    15,672      15,672
 FHLB advances                                        31,973      31,946    27,173      24,953
 Other borrowings                                      1,500       1,500         -           -

UNRECOGNIZED FINANCIAL INSTRUMENTS:
 Commitments to extend credit                         56,108      56,108    56,872      56,872
 Standby letters of credit                             1,023       1,023       819         819


                                       42

                                            CORPORATE INFORMATION
                                          FLAG FINANCIAL CORPORATION


CORPORATE HEADQUARTERS                     SHAREHOLDERS OF RECORD                       DIVIDEND PAYMENT DATES
FLAG Financial Corporation                 FLAG Financial Corporation had               Subject to approval of the Board of
Eagle's Landing Office                     8,122,661 shares of Common Stock             Directors, quarterly dividend payments
235 Corporate Center Drive                 outstanding and 903 shareholders of          are made on the first business day of
Stockbridge, Georgia 30281                 record as of December 31, 2000.              January, April, July and October.
(770) 515-2100
                                           INVESTOR RELATIONS                           DIVIDEND REINVESTMENT AND STOCK
CORPORATE MAILING ADDRESS                  Shareholders, analysts, investors, the news  PURCHASE PLAN
FLAG Financial Corporation                 media and others desiring a copy of the
P.O. Box 3007                              FLAG Financial Corporation 2000              FLAG Financial Corporation offers a
LaGrange, Georgia 30241                    Annual Report or 2000 Annual Report on       Dividend Reinvestment Plan for
(706) 845-5000                             Form 10-K as filed with the Securities       automatic reinvestment of dividends in
                                           and Exchange Commission, supplemental        the Common Stock of the Company.
NOTICE OF 2000 ANNUAL MEETING              quarterly information or general             FLAG Common Stock may also be
The Annual Meeting of Shareholders of      information about the Company may            purchased with optional cash payments.
FLAG Financial Corporation will be held    obtain such information without charge       In order to purchase stock by making
on Wednesday, April 18, 2001 at 2:00 p.m.  by contacting:                               optional cash payments, shareholders
at the Corporate Headquarters,                                                          must be participants in the FLAG
235 Corporate Center Drive,                FLAG Financial Corporation                   Dividend Reinvestment Plan.
Stockbridge, Georgia                       Investor Relations Department
                                           101 North Greenwood Street                   For more information concerning this
INDEPENDENT AUDITORS                       LaGrange, Georgia 30240                      convenient and economical way to
Porter Keadle Moore, LLP                   (706) 845-5009                               purchase additional Common Stock and
235 Peachtree Street                                                                    to receive a brochure describing the
Suite 1800                                 MARKET MAKERS                                plan and an authorization card, contact:
Atlanta, Georgia 30303                     Herzog, Heine, Geduld, Inc.
(404) 588-4200                             525 Washington Boulevard                     Registrar and Transfer Company
                                           Jersey City, New Jersey 07310-1690           Dividend Reinvestment Department
LEGAL COUNSEL                                                                           P.O. Box 1010
Powell, Goldstein, Frazer & Murphy LLP     Knight Securities, Inc.                      Cranford, New Jersey 07016-3572
Sixteenth Floor                            525 Washington Boulevard                     (800) 368-5948
191 Peachtree Street, N.E.                 Jersey City, New Jersey 07310                Fax (908) 497-2318
Atlanta, Georgia 30303                                                                  e-mail invrelations@rtco.com
(404) 572-6600                             Morgan, Keegan & Company, Inc.
                                           Morgan Keegan Tower
SHAREHOLDER SERVICES                       50 Front Street
Shareholders who desire to change the      Memphis, Tennessee 38103
name, address or ownership of
FLAG Common Stock, to report               The Robinson-Humphrey
lost certificates or to consolidate        Company, Inc.
accounts should contact the                3333 Peachtree Road, N.E.
Transfer Agent:                            The Atlanta Financial Center
                                           11th Floor, South Tower
Registrar and Transfer Company             Atlanta, Georgia 30326
Investor Relations Department
10 Commerce Drive                          Trident Securities, a division of
Cranford, New Jersey 07016-3572            McDonald Investments
(800) 368-5948                             3455 Peachtree Road, N.E., Suite 650
Fax (908) 497-2318                         Atlanta, Georgia 30326
e-mail invrelations@rtco.com
                                           Spear, Leeds & Kellogg
STOCK EXCHANGE LISTING                     Capital Markets
FLAG Financial Corporation Common          10 Exchange Place
Stock is traded and quoted on              Jersey City, New Jersey 07302
The Nasdaq Stock Market under the
symbol "FLAG."                             Sterne, Agee & Leach, Inc.
                                           950 East Paces Ferry Road
                                           Suite 1580
                                           Atlanta, Georgia 30326

STOCK  PRICES  AND  DIVIDENDS
The following table sets forth the high and low closing sales prices of the Company's Common Stock, as reported by Nasdaq, for each quarter for the past two fiscal years and the cash dividends per share of the Common Stock paid by the Company during such fiscal quarters.

                                   CASH
                                   DIVIDENDS
QUARTER  ENDED      HIGH     LOW   PER  SHARE
March 31, 1999      $11.81  $9.13  $0.06
June 30, 1999       $11.00  $9.00  $0.06
September 30, 1999  $10.38  $7.50  $0.06
December 31, 1999   $ 8.81  $6.25  $0.06
March 31, 2000      $ 7.25  $5.50  $0.06
June 30, 2000       $ 6.50  $4.25  $0.06
September 30, 2000  $ 5.88  $4.13  $0.06
December 31, 2000   $ 6.00  $5.00  $0.06

                     BOARD OF DIRECTORS AND FLAG MANAGEMENT
                           FLAG FINANCIAL CORPORATION

FLAG  FINANCIAL  CORPORATION  2001  BOARD  OF  DIRECTORS
--------------------------------------------------------
DR.A.GLENN BAILEY             JOHN S. HOLLE                  FLAG BANK 2001                JOHN S. HOLLE
Retired Physician             Chairman of the Board          BOARD OF DIRECTORS            Chairman of the Board
Clark-Holder Clinic           FLAG Financial Corporation     ----------------------------  FLAG Financial Corporation
                              Chairman of the Board and      A. Glenn Bailey               Chairman of the
JAMES A. BRETT                Region President               James A. Brett                Board and Region President
President/Owner               FLAG Bank                      Samuel A. Brewton, Jr.        FLAG Bank
Macon County Veterinary                                      H. Speer Burdette, III
Hospital, P.C.                JAMES W. JOHNSON               Robert G. Cochran             LISA G. LANE
                              President                      Patti S. Davis                Senior Vice President
H. SPEER BURDETTE, III        McCranie Motor and Tractor     Fred A. Durand, III           and Assistant Secretary
Vice President, Treasurer     Company, Inc.                  David B. Dunaway              Correspondent Services
and Managing Officer          Retail Tractor and             Charles O. Hinely             FLAG Bank
J.K. Boatwright &             Equipment Dealer               John R. Hines, Jr.
Company, P.C.                                                George H. Hightower, Jr.      J. PRESTON MARTIN
Accounting Firm               KELLY R. LINCH                 John S. Holle                 President
                              Owner                          Calvin S. Hopkins, Jr.        FLAG Financial Corporation
ROBERT C. COCHRAN             Linch's Inc.                   James W. Johnson              Region President and
Vice Chairman of the Board    Retail Appliances and          Kelly R. Linch                Senior Lending Officer
FLAG Financial Corporation    Electronics                    John C. McKibben              FLAG Bank
Region President                                             J. Preston Martin
FLAG Bank                     J. PRESTON MARTIN              Norman S. Morris              THOMAS L. REDDING
                              President                      W. Wallace Rhodes             Senior Vice President
PATTI S. DAVIS                FLAG Financial Corporation     Charles Speight, Jr.          and Secretary
Senior Vice President         Region President and Senior    J. Daniel Speight             Chief Financial Officer
and Assistant Secretary       Lending Officer                Mike Speight                  FLAG Financial Corporation
Administration and Control    FLAG Bank                      John W. Stewart, Jr.          and FLAG Bank
FLAG Financial Corporation                                   Robert W. Walters
and FLAG Bank                 J. DANIEL SPEIGHT                                            RAYMOND C. SMITH,JR.
                              Chief Executive Officer        Directors Emeritus            Senior Vice President
DAVID B. DUNAWAY              FLAG Financial Corporation                                   and Assistant Secretary
Attorney/Partner              President and Chief Executive  Jere Greer                    Human Resources
Adams. Barfield, Dunaway &    Officer                        William F. Holle, Jr.         FLAG Bank
Hankinson, LLP                FLAG Bank                      Lynmore James
Law Firm                                                     Gordon Smith                  J. DANIEL SPEIGHT
                              JOHN W. STEWART,JR.            Charles Speight, Sr           Chief Executive Officer
FRED A. DURAND, III           President                      Steve Teaver                  FLAG Financial Corporation
President & Chief Executive   Stewart Wholesale              Napolean Williams             President and
Officer                       Hardware Company                                             Chief Executive Officer
Durand-Wayland, Inc.                                         FLAG EXECUTIVE OFFICERS       FLAG Bank
Manufacturer of Produce       ROBERT W. WALTERS              AND MANAGEMENT
Sorting                       Retired Vice President         ----------------------------  CHARLES E. SWEAT
and Spray Equipment           The Mill Store, Inc.           CAROL D. ARFLIN               Senior Vice President
                              Retail and Contract Floor      Senior Vice President and     and Assistant Secretary
CHARLES O.HINELY              Coverings                      Assisant Secretary            Branch Administration and
Executive Vice President and  Director Emeritus              Senior Credit Officer         BSA Officer
Chief Operating Officer                                      FLAG Bank                     FLAG Bank
FLAG Financial Corporation    CHARLES SPEIGHT,SR.
and FLAG Bank                 Retired President              ROBERT G. COCHRAN             ROBERT H. TAYLOR
                              Unadilla Wholesale Company     Vice Chairman of the Board    Senior Vice President
JOHN R. HINES,JR.             Wholesale Grocer               FLAG Financial Corporation    and Assistant Secretary
Retired President                                            Region President              Retail Operations
First FLAG Bank Hogansville                                  FLAG Bank                     FLAG Bank

                                                             PATTI S. DAVIS                MARY E. WINKS
                                                             Senior Vice President and     Senior Vice President
                                                             Assistant Secretary           Audit and Compliance
                                                             Administration and Control    FLAG Bank
                                                             FLAG Financial Corporation
                                                             and FLAG Bank

                                                             CHARLES O. HINELY
                                                             Executive Vice President and
                                                             Chief Operating Officer
                                                             FLAG Financial Corporation
                                                             and FLAG Bank

HENRY COUNTY                          TROUP COUNTY                        HOUSTON COUNTY
- Eagle's Landing Office              - Hogansville Office                - Perry Office - Trust Services
  Retail and Corporate                  111 High St                         921 Carroll Street
  235 Corporate Center Drive            PO Box 669                          Perry, GA 31069
  PO Box 2010                           Hogansville, GA 30230               Phone: (478) 987-4824
  Stockbridge, GA 30281                 Phone: (706) 637-6621               Fax: (478) 987-4866
  Phone: (770) 515-2100                 Fax: (706) 637-5606
  Fax: (770) 515-2160                                                     GLYNN COUNTY
                                      - Hogansville - Ingles Office       - St. Simons - Loan Production Office
TELFAIR COUNTY                          1890 East Main St                   1607 Frederica Road, Suite 201
- Milan Office                          PO Box 669                          St. Simons Island, GA 31522
  Mount Zion Street                     Hogansville, GA 30230               Phone: (912) 634-4680
  PO Box 38                             Phone: (706) 637-9925               Fax: (912) 634-9109
  Milan, GA 31060                       Fax: (706) 637-9524
  Phone: (229) 362-4483                                                   MARION COUNTY
  Fax: (229) 362-4291                 - LaGrange - Parkway Office         - Buena Vista Office
                                        1417 LaFayette Pkwy                 103 Broad Street
- McRae Office                          PO Box 3007                         PO Box 58
  850 E. Oak Street                     LaGrange, Georgia 30240             Buena Vista, Georgia
  PO Box 400                            Phone: (706) 845-5026               Phone: (229) 649-2091
  McRae, GA 31055                       Fax: (706) 845-5029                 Fax: (229) 649-7522
  Phone: (229) 868-2657
  Fax: (229) 868-7957                 - LaGrange -Lee's Crossing Office  CHATTAHOOCHEE COUNTY
                                        1795 West Point Rd.              - Cusseta Office
DOOLY COUNTY                            PO Box 3007                         One Courthouse Square
- Byromville Office                     LaGrange, Georgia 30240             PO Box 156
  448 Main Street                       Phone: (706) 845-5105               Cusseta, Georgia 31805
  PO Box 68                             Fax: (706) 845-5168                 Phone: (706) 989-3707
  Byromville, Georgia 31007                                                 Fax: (706) 989-0084
  Phone: (478) 433-5401               - LaGrange - Main Office
  Fax: (478) 433-6801                   101 North Greenwood St.           MACON COUNTY
                                        PO Box 3007                       - Montezuma Office
- Unadilla Office                       LaGrange, Georgia 30240             115 North Dooly Street
  2233 Pine Street                      Phone: (706) 845-5000               PO Box 346
  PO Box 428                            Fax: (706) 845-5155                 Montezuma, Georgia 31063
  Unadilla, Georgia 31091                                                   Phone: (478) 472-2331
  Phone: (478) 627-3236               - FLAG Insurance/FLAG Investments     Fax: (478) 472-7395
  Fax: (478) 627-9009                   LaGrange - Drive Thru Office
                                        306 Vernon St.                    - Oglethorpe Office
- Vienna Office                         PO Box 3007                         201 Macon Street
  100 Union Street                      LaGrange, Georgia 30240             Oglethorpe, GA 31068
  PO Box 156                            Phone: (706) 845-5023               Phone: (478) 472-4275
  Vienna, Georgia 31092                 Fax: (706) 845-5163                 Fax: (478) 472-9657
  Phone: (229) 268-2056
  Fax: (229) 268-7383                 COWETA COUNTY                       MUSCOGEE COUNTY
  FLAG Insurance/FLAG Investments     - Newnan - Loan Production Office   - Columbus Office - FLAG MTG
                                        3150 East Highway 34                5617 Princeton Avenue
CRISP COUNTY                            Suite 305                           Columbus, Georgia 31904
- Cordele Office                        Newnan, Georgia 30265               Phone: (706) 596-1792
  602 East 16th Ave                     Phone: (770) 251-1717               Fax: (706) 596-1859
  Times Square Suite G                  Fax: (770) 251-1516
  PO Box 919                                                              RUSSELL COUNTY, ALABAMA
  Cordele, Georgia 31015              UPSON COUNTY                        - Phoenix City Office - FLAG MTG
  Phone: (229) 271-2265               - Thomaston Office                    712 13th Street
  Fax: (229) 271-3959                   206 N.Church St.                    Suite A
                                        PO Drawer 1186                      Phoenix City, Alabama 36867
FORSYTH COUNTY                          Thomaston, Georgia 30286            Phone: (334) 298-4300
- Johns Creek - Loan Production Office  Phone: (706) 647-6601               Fax: (334) 298-3809
  3855 Johns Creek Parkway Suite B      Fax: (706) 647-6019
  Suwanee, Georgia 30024                FLAG Investments
  Phone: (678) 417-0930
  Fax: (678) 417-0093

                                 FLAG












                      FLAG Financial Corporation
            235 Corporate Center Drive - Stockbridge, Georgia 30281
               (770) 515-2100 - Fax (770) 515-2160 - www.flag.net